Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ACCURATUS LAB SERVICES, INC. (“Buyer”)

AND

SCYNEXIS, INC. (“Seller”)

July 17, 2015

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INDEX OF EXHIBITS AND SCHEDULES

Schedule 1.1(g)	Acquired Agreements
Schedule 1.2	Excluded Assets
Schedule 1.3	Assumed Liabilities
Schedule 1.6	Example of Working Capital Amount Calculation
Schedule 4.5(a)	List of Designated Employees
Schedule 5.1(a)	Material Third Party Consents

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Intellectual Property Assignment
Exhibit E	Form of Press Release
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Commitment to Services Agreement
Exhibit H	Form of Lease Amendment
Exhibit I	Form of Assignment and Assumption of Lease
Exhibit J	Form of License Agreement
Exhibit K	Excluded Patents
Exhibit L	Form of Facility License Agreement

[Schedules and Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SCYNEXIS undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.]

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of July 17, 2015 is entered into, as an instrument under seal, by and between Accuratus Lab Services, Inc., a Delaware corporation (“Buyer”), and Scynexis, Inc., a Delaware corporation (“Seller”). Buyer and Seller are sometimes collectively referred to herein as the “Parties”. Any capitalized terms not otherwise defined in a particular section shall have the meanings set forth in Article 9.

WHEREAS, Seller is engaged, among other things, in the Business (as hereinafter defined); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase the Purchased Assets (as defined below) in exchange for cash and the assumption by Buyer of certain specified liabilities relating to the Business, upon the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

SALE AND PURCHASE OF ASSETS

1.1 Purchased Assets. Subject to the provisions of this Agreement, including Section 1.2 below, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Liens, all of Seller’s right, title and interest as of the Closing in and to all of: (x) Seller’s properties, assets and rights, of every nature, kind and description, wherever located that are used or held for use in the Business, but excluding Intellectual Property Rights and intellectual property (other than the Purchased IP), (y) the Purchased IP, and (z) the properties, assets and rights listed in clauses “(a)” through “(j)” below, in each case, other than the Excluded Assets (collectively, the “Purchased Assets”):

(a) all accounts receivable of the Seller as of the Closing generated in the conduct of the Business (“Accounts Receivable”), together with any unpaid financing charges accrued thereon and the benefit of all security for such Accounts Receivable;

(b) all balance sheet current assets (but excluding cash and cash equivalents), prepaid expenses (other than prepaid insurance premiums in respect of Seller’s insurance policies), security deposits and refunds, in each case of the Seller as of the Closing to the extent related to the Business;

(c) all furniture, fixed assets, fixtures, instruments, tenant improvements, equipment, computers, machinery, motor vehicles and other tangible personal property of the Seller as of the Closing used or held for use by Seller in the conduct of the Business, including, without limitation, any and all of the foregoing listed in Section 2.9(a) of the Seller Disclosure Schedule;

(d) all inventory of Seller as of the Closing related to the Business, including all raw materials, work in process, active pharmaceutical ingredient and finished drug products and all other materials and supplies to be used or consumed by Seller in the Business;

(e) all goodwill to the extent relating to the Business as a going concern and all other similar intangible assets (but excluding Intellectual Property Rights, other than the Purchased IP), in each case to the extent relating to the Business, including, without limitation, all telephone and facsimile numbers used in the Business, but excluding the Scynexis Rights;

(f) all data, files, books and records (including copies of all Employees’ Records (to the extent legally assignable), billing and financial and accounting records), business plans, strategies, marketing and other documents and information of Seller as of the Closing to the extent relating to the Business and all other Confidential Information of Seller as of the Closing to the extent relating to the Business, including materials subject to the attorney-client privilege to the extent relating to the Business (in each case, whether in print, electronic or other media and including, without limitation, all customer and supplier and prospective customer and supplier lists and files, and referral sources), and all computer software and databases (or rights thereto) to the extent owned by Seller as of the Closing and used in the conduct of the Business, other than the books and records set forth in Section 1.2(c);

(g) all of the rights of Seller under the contracts, commitments, leases, licenses and agreements relating to the Business, including the contracts listed on Schedule 1.1(g) (collectively, the “Acquired Agreements”);

(h) all of Seller’s Permits (including, without limitation, those listed in Section 2.17 of the Seller Disclosure Schedule), and all pending applications therefor and pending renewals thereof, relating to or necessary or useful in the operation of the Business, in each case solely to the extent transferable to Buyer;

(i) all Actions of any kind (including, but not limited to, rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by customers of Seller or suppliers of products, services, materials or equipment to Seller) of Seller as of the Closing pertaining to the other Purchased Assets and inuring to the benefit of Seller;

(j) to the extent legally assignable, all rights of Seller as of the Closing to enforce any confidentiality and/or restrictive covenant agreements, to the extent such obligations are related to the Business, with current and former employees and consultants of the Business; and

(k) to the extent permissible by applicable law, copies of all personnel records relating to the Continuing Employees if such Continue Employee provides his or her consent (the “Employees’ Records”).

1.2 Assets Excluded from Sale. Notwithstanding the foregoing, the Purchased Assets shall not include any of the following assets, rights and properties of Seller (collectively, the “Excluded Assets”), all of which shall be retained by Seller:

(a) For the avoidance of doubt, all assets, properties and rights, tangible or intangible, of every nature, kind and description other than the Purchased Assets, including all Intellectual Properties Rights and intellectual property other than the Purchased IP;

(b) all the Seller’s rights, interest and title to the assets set forth on Schedule 1.2;

(c) all of the rights arising under those Contracts that are not Acquired Agreements or that are not specifically included in the Assumed Liabilities, including the Contracts listed on Schedule 1.2;

(d) all of Seller’s cash and cash equivalents;

(e) all of Seller’s minute books and similar organizational records and, to the extent that Seller is prohibited from transferring to Buyer, or is required to maintain, such records pursuant to applicable Laws and Regulations, records related to employees and employee benefit plans (other than copies of the Employees’ Records as provided in Section 1.1(k));

(f) all of Seller’s Tax Returns (and any notes, work papers, files, or documents relating thereto) and all rights to refunds of Taxes with respect to the period of time prior to the Closing Date;

(g) all of Seller’s insurance policies (including any prepaid insurance premiums related thereto) and all rights to claims and proceeds thereunder, except for rights to claims and proceeds under Seller’s insurance policies to the extent pertaining to the Purchased Assets;

(h) all Employee Plans and any trusts or other assets attributable thereto; and

(i) all of Seller’s rights under this Agreement and the consideration to be paid to Seller hereunder.

1.3 Liabilities.

(a) Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay, perform or discharge, or cause to be paid, performed or discharged, when due, only the following Liabilities, of Seller (collectively, the “Assumed Liabilities”):

(i) all Liabilities and obligations under Acquired Agreements, provided that in the case of payment obligations, such Liabilities will be assumed to the extent, and only to the extent, such obligations either: (x) are included in the Liabilities of the Business reflected on the Closing Date Balance Sheet and the Net Working Capital Amount and/or (y) accrue or relate to the Buyer’s operation of the Business after the Closing;

(ii) all accounts payable and other operating Liabilities of the Business that are either: (x) set forth on or included in the Closing Date Balance Sheet and the Net Working Capital Amount or (y) accrue or relate to the Buyer’s operation of the Business after the Closing; and

(iii) any obligations to Continuing Employees to the extent set forth in Section 4.5(d).

The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller. Nothing herein shall prevent Buyer from contesting in good faith any of the Assumed Liabilities with third parties.

(b) Retained Liabilities. Seller shall be responsible for any and all of its Liabilities not included within the Assumed Liabilities, and Buyer shall not assume or be liable for any Liabilities of Seller other than the Assumed Liabilities (collectively, the “Retained Liabilities”), including, without limitation:

(i) any Liability related to the ownership or operation by Seller of the Purchased Assets or the Business, other than the Assumed Liabilities;

(ii) any Liability of Seller incurred in connection with this Agreement and the transactions provided for herein, including without limitation, brokerage, accounting and counsel fees, transfer and other Taxes, and any Liability in connection with the performance by Seller of its obligations hereunder but excluding Buyer’s one-half share of Transfer Taxes as provided in Section 1.11;

(iii) except as otherwise provided in Section 1.11 with respect to Buyer’s one-half share of Transfer Taxes and Section 4.4, any liability or obligation for any Taxes, including, without limitation, (A) any Tax of Seller with respect to any taxable period (or portion thereof), whether before or after the Closing Date, (B) any Tax resulting from or attributable to the consummation of the transactions contemplated by this Agreement (including fifty percent (50%) of any Transfer Tax), (C) any Taxes relating to the ownership or operation of the Purchased Assets or the Business for any taxable period (or portion thereof) ending on or before the Closing Date, or (D) any Taxes of any Person other than Seller under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law or Regulation), as a transferee or successor, or otherwise;

(iv) any Liability of Seller to third parties arising out of any breach by Seller of any representation, warranty or covenant of Seller under any contract, lease, license, or other agreement prior to the Closing, including any of the Acquired Agreements;

(v) any Liability of Seller arising out of or relating to any contract, lease, license or agreement that is not an Acquired Agreement;

(vi) any Liability under any Employee Plan (but for this purpose with respect to such Employee Plans for all of Seller’s employees rather than the Designated Employees only) or any Liability relating to wages, salary, payroll, accrued vacation, accrued sick leave, workers’ compensation, unemployment benefits, pension benefits, health care plans or benefits or any other plans or benefits of any kind for Seller’s current and/or former employees, except to the extent set forth in Section 4.5(d);

(vii) any Liability arising out of or relating to (A) any grievance or complaint of any current or former employee, officer, director or consultant of Seller arising out of or in connection with any acts or omissions of Seller (whether before or after the Closing Date) or the operation of the Business prior to the Closing Date; (B) any loan, employment, severance, retention, change of control or termination agreement with any employee, officer, director or consultant of Seller, except to the extent set forth in Section 4.5(d); or (C) any management fee payable with respect to Seller;

(viii) any Litigation against Seller or Buyer by any Person relating to the Business prior to the Closing Date or otherwise relating to the Purchased Assets prior to the Closing Date, whether or not such Litigation is known, unknown, pending, threatened or asserted before, on or after the Closing Date; and

(ix) any Liability arising out of or relating to any violation of Laws and Regulations by Seller, including but not limited to antitrust, civil rights, health, safety, employment and employment practices, immigration, discrimination, information privacy, consumer protection, false claims and Environmental Laws.

1.4 Consideration. In consideration of the sale of the Purchased Assets by Seller to Buyer, and subject to the satisfaction or waiver by the appropriate Party of all conditions set forth herein, Buyer shall:

(a) assume the Assumed Liabilities; and

(b) pay to Seller the sum of $3,875,000 (the “Consideration”), subject to adjustment pursuant to Section 1.6.

1.5 Payment of the Consideration. At the Closing, Buyer shall pay Seller the Consideration as follows:

(a) Buyer shall deliver a portion of the Consideration equal to $500,000 (together with interest accrued thereon from time to time, the “Escrow Funds”) to Wells Fargo Bank, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent. Subject to Section 1.13, the Escrow Funds shall be held in escrow by the Escrow Agent for a period of twelve (12) months pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) in order to provide a convenient source for the payment of: (i) any indemnification obligations of Seller pursuant to Article 7 or (ii) any Post-Closing Adjustment pursuant to Section 1.6(c); and

(b) At the Closing, Buyer shall pay to Seller the remaining portion of the Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

1.6 Working Capital Adjustment.

(a) Closing Adjustment. Prior to the date hereof Seller shall have prepared and delivered to Buyer:

(i) a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Net Working Capital Amount of the Business as of the close of business on the date immediately prior to the Closing Date prepared in accordance with GAAP, consistently applied, and the definition of Net Working Capital Amount, and containing the line items set forth in the sample working capital amount calculation set forth solely for illustration purposes on Schedule 1.6, without giving effect to the transactions contemplated herein (the “Estimated Net Working Capital Amount”); and

(ii) an estimated unaudited balance sheet of the Business (excluding the Excluded Assets and Retained Liabilities) as of the close of business on the date immediately prior to the Closing Date prepared in accordance with GAAP, consistently applied, without giving effect to the transactions contemplated herein (the “Estimated Closing Date Balance Sheet”).

The Estimated Closing Statement shall contain detailed calculations of the Estimated Net Working Capital Amount, and shall be accompanied by a certificate of an authorized officer of Seller certifying that the Estimated Closing Statement and Estimated Closing Date Balance Sheet were prepared in accordance with GAAP, consistently applied.

The Consideration shall be adjusted at Closing to the extent that the Estimated Net Working Capital Amount is less than or greater than $850,000 (the “Target Working Capital Amount” and such adjustment, the “Closing Adjustment”). If the Estimated Net Working Capital Amount is less than the Target Working Capital Amount, the Consideration shall be decreased on a dollar-for-dollar basis by the amount of the Closing Adjustment. If the Estimated Net Working Capital Amount is greater than the Target Working Capital Amount, the Consideration shall be increased on a dollar-for-dollar basis by the amount of the Closing Adjustment.

(b) Working Capital Determination. Not later than one hundred (100) days after the Closing Date, Buyer shall prepare and deliver to Seller:

(i) a statement (the “Closing Statement”) containing detailed calculations of the Net Working Capital Amount of the Business as of the close of business on the date immediately prior to the Closing Date prepared in accordance with GAAP, consistently applied, and the definition of Net Working Capital Amount, and containing the line items set forth in the sample working capital amount calculation set forth solely for illustration purposes on Schedule 1.6, without giving effect to the transactions contemplated herein; and

(ii) an actual unaudited balance sheet of the Business (excluding the Excluded Assets and Retained Liabilities) as of the close of business on the date immediately prior to the Closing Date, prepared in accordance with GAAP, consistently applied, without giving effect to the transactions contemplated hereby (the “Closing Date Balance Sheet”).

Buyer shall provide Seller with reasonable access to the work papers in connection with such calculations. With respect to Accounts Receivable not collected within ninety (90) days following the Closing Date and therefore excluded from the Net Working Capital Amount, to the extent that Buyer subsequently receives cash in respect of such Accounts Receivable, Buyer shall promptly deliver such cash to Seller. Seller shall have thirty (30) days after delivery of the Closing Statement and the Closing Date Balance Sheet to notify Buyer in writing that Seller disputes any aspect of the Closing Statement or the Closing Date Balance Sheet, and if no such notice is given within such time period, the Closing Statement and the Closing Date Balance Sheet shall conclusively be deemed final. If Seller disputes any aspect of the Closing Statement or the Closing Date Balance Sheet, Buyer and Seller shall use commercially reasonable efforts to reconcile such disputes and reach agreement on a final Closing Statement and Closing Date Balance Sheet. In the event Buyer and Seller are unable to reach agreement on a final Closing Statement and Closing Date Balance Sheet within thirty (30) days following Seller’s delivery of the dispute notice, then Buyer and Seller shall submit the remaining issues in dispute to KPMG (the “Selected Accountants”), which firm shall resolve such dispute within thirty (30) days following its selection. Buyer and Seller shall cooperate with the Selected Accountants in all respects, including providing the Selected Accountants with all work papers and back-up materials used in preparation and review of their calculations of the Closing Statement and the Closing Date Balance Sheet. Buyer and Seller acknowledge and agree that the Selected Accountants shall have the authority to determine all matters related to the dispute notice and that such determination by the Selected Accountants, including with respect to the Closing Statement and the Closing Date Balance Sheet, shall be final, binding and conclusive upon the Parties. The fees, expenses and costs of the Selected Accountants shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. The Procedures set forth in this Section 1.6 for resolving disputes with respect to any aspect of the Closing Statement or the Closing Date Balance Sheet shall be the sole and exclusive method for resolving any such disputes.

(c) Post-Closing Adjustment. Subject to the resolution of all disputes, if any, regarding the Closing Statement and the Closing Date Balance Sheet in accordance with Section 1.6(b) above, the Consideration shall be further adjusted to the extent that the final Net Working Capital Amount as determined in clause “(b)” above is: (i) less than Estimated Net Working Capital Amount minus $100,000 (the “Target Working Capital Minimum”) or (ii) greater than Estimated Net Working Capital Amount plus $100,000 (the “Target Working Capital Maximum” and such adjustment as reflected in clauses “(i)” and “(ii)”, the “Post-Closing Adjustment”).

If the Net Working Capital Amount is less than the Target Working Capital Minimum, then the Consideration will be decreased on a dollar-for-dollar basis by the amount by which the Target Working Capital Minimum exceeds the final Net Working Capital Amount (the “Shortfall Post-Closing Adjustment”) and the Escrow Agent shall release the amount of the Shortfall Post-Closing Adjustment to Buyer from the Escrow Funds in satisfaction thereof; provided, however, that notwithstanding the foregoing, to the extent the Shortfall Post-Closing Adjustment exceeds the lesser of (i) $200,000 or (ii) the amount of the remaining Escrow Funds, Seller shall pay such excess amount in cash funds to Buyer within five (5) Business Days after the date on which the Closing Statement and the Closing Date Balance Sheet are determined to be final pursuant to Section 1.6(b) above. If the Net Working Capital Amount is greater than the Target Working Capital Maximum, then the Consideration will be increased on a dollar-for-dollar basis by the amount by which the final Net Working Capital Amount exceeds the Target Working Capital Maximum (the “Surplus Post-Closing Adjustment”), and Buyer shall, within five (5) Business

Days after the date on which the Closing Statement and the Closing Date Balance Sheet are determined to be final pursuant to Section 1.6(b) above, pay cash funds in an amount equal to the Surplus Post-Closing Adjustment to Seller.

1.7 Transfer of Purchased Assets and Assumption of Assumed Liabilities. At the Closing, Seller shall deliver or cause to be delivered to Buyer: (a) a Bill of Sale substantially in the form attached hereto as Exhibit B (the “Bill of Sale”); (b) an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assumption Agreement”); and (c) an Intellectual Property Assignment substantially in the form attached hereto as Exhibit D (the “IP Assignment”).

1.8 Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all written leases, contracts and other written documents included in the Purchased Assets and Assumed Liabilities. Seller shall deliver the tangible Purchased Assets to Buyer at 3501 Tri-Center Boulevard, Durham, North Carolina 27713 (the “Facility”).

1.9 Closing. The closing of the sale and purchase of the Purchased Assets and the transactions contemplated hereby (the “Closing”) shall take place contemporaneously with the execution of this Agreement (the date of such closing, the “Closing Date”) by the release of documents by the Parties after delivery thereof by overnight or electronic transmission, at such place mutually agreed by the Parties. The Closing will be deemed effective at 12:01 a.m. or such other time to be mutually agreed to by the parties on the Closing Date.

1.10 Allocation of Consideration. Not later than ninety (90) days following the Closing, Buyer shall prepare and deliver to Seller a statement of allocation which shall provide for the allocation of the Consideration, plus the Assumed Liabilities, to the extent properly taken into account pursuant to the provisions of Section 1060 of the Code, among the Purchased Assets and the covenants contained in Article 8 (the “Allocation Schedule”). Such Allocation Schedule shall be prepared in accordance with the provisions of Code Section 1060 and the Treasury Regulations thereunder (the “Allocation Principles”). Within twenty (20) days after the receipt of such Allocation Schedule, Seller will propose to Buyer in writing any changes to such Allocation Schedule together with reasonable documentation supporting such changes (and in the event that no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Allocation Schedule as delivered). Buyer and Seller will attempt in good faith to resolve any differences with respect to the Allocation Schedule, in accordance with the Allocation Principles, within fifteen (15) days after Buyer’s receipt of a timely written notice of objection from Seller. If Buyer and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to the Selected Accountants for resolution, in accordance with the Allocation Principles. Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution hereunder, the Selected Accountants will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of such amounts, which report shall be conclusive and binding upon Buyer and Seller. The fees and expenses of the Selected Accountants in respect of such report shall be paid one-half by Buyer and one-half by Seller. Buyer and Seller shall each file or cause to be filed their Tax Returns for their taxable years that include the Closing Date in a manner consistent with the allocation set forth on the Allocation Schedule as so finalized, and (except as set forth below relating to a revised

Allocation Schedule) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the Allocation Schedule. In the event that any adjustment is required to be made to the Allocation Schedule as a result of any adjustment to the Consideration pursuant to this Agreement, Buyer shall prepare or cause to be prepared, and shall provide to Seller, a revised Allocation Schedule reflecting such adjustment. Such revised Allocation Schedule shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Schedule. Each of Buyer and Seller shall file or cause to be filed their Tax Returns reflecting such adjustments as so finalized for their taxable years that include the event or events giving rise to such adjustment, and (except as required by future revised Allocation Schedule) shall not take any position on any Tax Return or in the course of any Tax audit, review, or litigation inconsistent with the allocation provided in the revised Allocation Schedule.

1.11 Transfer Taxes. All transfer, excise, documentary, sales, use, stamp, registration, and other similar Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne one-half by each of Seller and Buyer. Buyer and Seller shall cooperate in (i) determining the amount of Transfer Taxes, (ii) using commercially reasonable efforts to provide all requisite certificates or other similar documents providing for an exemption to or reduction of such Transfer Taxes and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax authorities.

1.12 Withholding. Buyer and the Escrow Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign Tax law; provided that prior to making any such deduction or withholding from the amounts that are otherwise payable to the Seller by the Buyer, the Buyer shall notify the Seller and cooperate in good faith with the Seller to use commercially reasonable efforts identified by the Seller to mitigate any such requirement to deduct or withhold to the extent permitted by applicable Law. To the extent that amounts are so withheld and properly remitted to the appropriate Tax authorities in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made by Buyer. Any such withholding shall be paid by Buyer to the appropriate authorities on a timely basis.

1.13 Escrow. The Escrow Funds will be deposited in trust and will be held and distributed solely for the purpose and in accordance with the terms of the Escrow Agreement. In accordance with the terms set forth in the Escrow Agreement, the Escrow Funds, other than such portion, if any, to be paid to Buyer, will be held by the Escrow Agent. The Escrow Agent will be required to release the Escrow Funds to Seller, except for amounts previously paid to Buyer therefrom or subject to a pending claim for indemnification pursuant to Article 7, on the twelve (12) month anniversary of the Closing Date. The fees and expenses of the Escrow Agent will be paid equally by Seller and Buyer, and the Parties will indemnify the Escrow Agent against actions taken by the Escrow Agent pursuant to the Escrow Agreement other than for acts or omissions which constitute intentional misconduct or gross negligence.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller represents and warrants to Buyer that, except as set forth in the disclosure schedule delivered by Seller to Buyer (the “Seller Disclosure Schedule”), the statements contained in this Article 2 are true and correct in all respects as of the Closing Date. The Seller Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2 and the disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify only the corresponding section or subsection in this Article 2 and any other section or subsection to the extent it can be readily understood from reading such Seller Disclosure Schedule that such disclosure would be applicable to such other sections or subsections. For purposes of this Article 2, the phrase “to the knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of Marco Taglietti, Yves, J. Ribeill, Ahmed Abrahim, Kerrie Powell and Charles F. Osborne, Jr., as well as the knowledge that each such individual would reasonably be expected to obtain after conducting a reasonable inquiry.

2.1 Organization and Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has the power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized does not constitute a Seller Material Adverse Effect. Seller has previously delivered to Buyer complete and accurate copies of its articles of incorporation and bylaws as presently in effect (collectively, its “Organizational Documents”).

2.2 Authority to Execute and Perform Agreements. Seller has the power and authority to execute and deliver this Agreement, the Escrow Agreement, the Bill of Sale, the Assumption Agreement, the IP Assignment, the Transition Services Agreement, the Commitment to Services Agreement, the Assignment and Assumption of Lease, the License Agreement and all other agreements, certificates and instruments to be delivered by it hereunder (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement and the other Transaction Documents have been duly executed and delivered by Seller, and constitute valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.3 Noncontravention. Neither the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, nor the consummation by Seller of the transactions contemplated hereby and thereby, will (a) violate or constitute a breach of any provision of Seller’s Organizational Documents, (b) except as set forth in Section 2.3 of the Seller Disclosure Schedule, require on the part of Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.3 of the Seller Disclosure Schedule, result in any breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Acquired Agreement, (d) result in the imposition of any Liens (other than Permitted Liens) upon any of the Purchased Assets, or (e) violate any Order, Permit, Law or Regulation applicable to the Business, Seller or any of the Purchased Assets.

2.4 Financial Statements; Absence of Certain Changes.

(a) Section 2.4(a) of the Seller Disclosure Schedule includes complete and accurate copies of (i) the unaudited balance sheet of the Business at December 31, 2014 (the “Statement Date”), and the related unaudited income statements of the Business for the fiscal year then ended; and (ii) the unaudited balance sheet of the Business at May 31, 2015, and the unaudited income statements of the Business for the five-month period then ended (such financial statements collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared from, and are in accordance with, the books and records of the Business and present accurately and fairly in all material respects the financial condition and results of operations of the Business as of the dates thereof and for the periods then ended in accordance with GAAP, consistently applied throughout the periods covered thereby, except that, the Seller Financial Statements are subject to normal recurring year-end audit adjustments, and do not include footnotes required under GAAP.

(b) Except as set forth in Section 2.4(b) of the Seller Disclosure Schedule, since the Statement Date, (a) there have been no material changes in the assets, Liabilities or financial condition of the Business from that reflected in Section 2.4(a) of the Seller Disclosure Schedule, except for changes in the ordinary course of business or changes and Liabilities relating to this Agreement and the transactions contemplated herein, (b) there has occurred no event or development which, individually or in the aggregate, has had, a Seller Material Adverse Effect, and (c) Seller has not taken any of the following actions with respect to the Business:

(i) acquired, sold, leased, licensed or otherwise disposed of any assets or property other than in the ordinary course of business consistent with past practice;

(ii) created, incurred, assumed or guaranteed any Indebtedness; or made any loans, advances or capital contributions to, or investments in, any other Person;

(iii) created or permitted to suffer to exist any Liens (other than Permitted Liens) on any of the Purchased Assets;

(iv) paid, discharged or satisfied any Liabilities of the Business, other than any such payment, discharge or satisfaction made in the ordinary course of business and consistent with past practice;

(v) changed the compensation payable to any Seller Employee; entered into, adopted or amended any employment, severance or other agreement with any Seller

Employee; or adopted, amended or increased the benefits under any Employee Plan, except, in each case, (x) as required by law or (y) in accordance with the existing agreements listed in Section 2.4(b)(v) of the Seller Disclosure Schedule;

(vi) amended, terminated, canceled, or taken or omitted to take any action that would constitute a material violation of, material default under or material waiver of any material rights under, any Acquired Agreement;

(vii) entered into any contracts or commitments related to the Business involving potential payments by Seller in any single instance of $25,000 or more, or in the aggregate of $50,000 or more, except for contracts or commitments for the purchase of services, supplies or materials in the ordinary course of business consistent with past practices;

(viii) changed any of Seller’s accounting methods, principles or practices, or billing or collection policies used by Seller in connection with the Business;

(ix) incurred any material damage, destruction or loss, whether or not covered by insurance, affecting the Purchased Assets or the Business;

(x) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization; or

(xi) entered into any agreements or understandings, whether in writing or otherwise, to take any of the actions specified in paragraphs (i) through (x) above, except as specifically contemplated hereby.

2.5 Undisclosed Liabilities; Indebtedness.

(a) The Business has no Liabilities, except for (i) Liabilities disclosed in Section 2.4 or Section 2.5(a) of the Seller Disclosure Schedule, (ii) Liabilities which have arisen since the Statement Date incurred in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, material breach of warranty, tort, infringement or violation of law, and none of which, individually or in the aggregate, constitute a Seller Material Adverse Effect), (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby; or (iv) Liabilities pursuant to the Acquired Agreements (none of which result from, arises out of, is in the nature of, or was caused by any breach of any Acquired Agreement).

(b) Except for Indebtedness set forth in Section 2.5(b) of the Seller Disclosure Schedule, the Business does not have any Indebtedness. Seller is not in default with respect to any outstanding Indebtedness of the Business or any instrument relating thereto, and no such Indebtedness or any instrument or agreement relating thereto limits the operation of the Business. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any outstanding Indebtedness of the Business have been provided to Buyer.

2.6 Compliance with Laws. Seller is in compliance in all material respects with all Laws and Regulations applicable to the conduct of the Business and the Purchased Assets. Seller has not received written notice of, nor in the three (3) years prior to the date hereof has there been, any citation, fine or penalty imposed or asserted against Seller for any violation or alleged violation of such Laws and Regulations with respect to the Business. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, notice, warning letter, inspection, safety alert, enforcement proceeding or request for information pending or, to the knowledge of Seller, threatened relating to the Business or the Purchased Assets.

2.7 Tax Matters.

(a) For purposes of this Agreement, (i) “Tax Return” means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax, and (ii) “Tax” (and with the corresponding meaning “Taxes” and “Taxable”) means any and all taxes, charges, fees, levies, deficiencies or other assessments in the nature of taxes of whatever kind or nature including, without limitation, all net income, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, withholding, social security, retirement, employment, unemployment, minimum, estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments or charges in the nature of taxes of any kind whatsoever, imposed by any taxing authority, including any liability therefor as a transferee or successor under Section 6901 of the Code or any similar provision of applicable Law, as a result of Treasury Regulation Section 1.1502-6 or any similar provision of applicable Law, or as a result of any Tax sharing or similar agreement, other than any such agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes and with respect to which the amount of Taxes is not material, together with any interest, penalties or additions to tax relating thereto.

(b) All income and other material Tax Returns required to be filed on or before the date hereof with respect to the Business or the Purchased Assets have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed or required to be paid with respect to the Business or the Purchased Assets, whether or not shown on any Tax Return, have been paid. Seller has filed Tax Returns with respect to the Business or Purchased Assets in all jurisdictions where it is required to file and has not received written notice of any claim by any taxing authority in any other jurisdiction that the Business or the Purchased Assets are or may be subject to taxation by that jurisdiction.

(c) There are no Liens with respect to Taxes upon any of Purchased Assets, other than with respect to Taxes not yet due and payable.

(d) No audit or administrative or judicial Tax examination or proceeding is pending or is being conducted with respect to Seller related to the Business or the Purchased Assets. Seller has not received any written communication from any taxing authority which has caused or should reasonably cause it to believe that such an audit is forthcoming. No deficiency for any Taxes has been proposed in writing, or is expected to be proposed, against Seller with respect to the Business or the Purchased Assets, which deficiency has not been paid in full, and Seller does not know of any basis for the assertion of such a Tax deficiency that is more likely than not be upheld. No issue relating to Seller with respect to the Business or the Purchased Assets or involving any Tax for which Seller might be liable with respect to the Business or the Purchased Assets has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes for any other period. Seller has not participated or engaged in any “reportable transaction” with respect to the Business or Purchased Assets within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section §1.6011-4 or any corresponding or similar provision of state, local or non-U.S. Tax Law or Regulation.

(e) Except as set forth in Section 2.7(e)(i) of the Seller Disclosure Schedule, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Seller with respect to the Business or the Purchased Assets for any Taxable period. No written rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any relevant Governmental Entity with respect to Seller related to the Business or the Purchased Assets.

(f) Seller is not a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).

(g) Seller neither has been nor is it currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment, collection, or withholding of Taxes related to the Business, or the remittance thereof, and all such withholding and payroll Tax requirements required to be complied with by Seller up to and including the date hereof have been satisfied.

(h) Seller does not have, nor has it ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any non-U.S. country related to the Business or the Purchased Assets. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. The Purchased Assets do not include any stock or other ownership interests in any foreign or domestic corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

2.8 Litigation. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, there are no outstanding Orders of any Governmental Entity against Seller with respect to the Purchased Assets or the Business. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, there is no Litigation pending or, to the knowledge of Seller, threatened in writing against Seller with respect to the Purchased Assets or the Business. There is no Litigation by Seller pending or threatened against any third party relating to the Business or any of the Purchased Assets.

2.9 Properties; Title to Assets.

(a) Section 2.9(a) of the Seller Disclosure Schedule contains a complete and correct list of all (i) material real and personal properties and tangible assets used in the operation of the Business (other than laboratory consumables used in the ordinary course of business), (ii) the categories of types of non-material real and personal properties and tangible assets used in the operation of the Business and the categories of types of laboratory consumables and (iii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) in connection with such property or asset of the Business, including without limitation, the Facility Lease, regardless of whether Seller is the landlord or tenant, lessor or lessee (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. All such leases, subleases or assignments of leases are in full force and effect, are valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, subleases or assignments of leases, any existing default or event of default (or, to Seller’s knowledge, event which with notice or lapse of time, or both, would constitute a default) that would give rise to any material claim. Except as set forth in Section 2.3 of the Seller Disclosure Schedule, none of such leases, subleases or assignments of leases shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the transactions contemplated by this Agreement. Seller, in its capacity as lessee, is not in material violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of any of such leased or subleased property, nor has it received any notice of violation with which it has not complied.

(b) Seller owns and has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Purchased Assets, free and clear of any Liens (other than Permitted Liens). The Purchased Assets constitute all the assets, properties or rights, including without limitation, contractual rights, that are used in, or necessary for the conduct of, the Business as currently conducted by Seller except as set forth on Section 2.9(b) of the Seller Disclosure Schedule. No Person other than Buyer has any written or oral agreement or option or any right (whether by law or contract) capable of becoming an agreement or option for the purchase or acquisition from Seller of any of the Purchased Assets.

(c) At the Closing, Seller shall deliver the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

(d) Except as set forth in Section 2.9(d) of the Seller Disclosure Schedule, the buildings, plants, structures, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, any related capitalized items and other tangible property of the Business are structurally sound in all material respects, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, machinery, equipment, furniture, leasehold improvements, fixtures or vehicles are in need of maintenance or repairs except for ordinary routine maintenance and repairs.

(e) All inventory of the Business (including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods) is of a quality, quantity and condition useable or saleable in the ordinary course of business, except as otherwise specifically reflected in Section 2.9(e) of the Seller Disclosure Schedule. None of such inventory is obsolete and no write-down of such inventory has been made or should have been made in the period since the Statement Date other than in the ordinary course of business. All finished goods and work in process inventory is free of any material defect or deficiency. All of such inventory is located at the Facility and no inventory is held on a consignment basis.

(f) None of the provisions of this Section 2.9 shall apply to any Intellectual Property Rights or intellectual property.

2.10 Accounts Receivable. All Accounts Receivable represent valid obligations, are not subject to any setoffs or counterclaims and are current and collectible in the aggregate face amounts thereof, consistent with the past collection history of the Seller. All Accounts Receivable are owned by Seller free and clear of any Liens. Except as set forth on Section 2.10 of the Seller Disclosure Schedule, none of the Accounts Receivable have been outstanding for more than sixty (60) days as of July 2, 2015. Seller has not received any written notices from one or more account debtors stating that any Account Receivable are subject to any contest, claim or setoff by such account debtor or debtors. No discount or allowance from any Accounts Receivable has been made or agreed to, and none represents billings prior to actual sale of goods or provision of services.

2.11 Intellectual Property.

(a) As used in this Agreement, the following capitalized terms shall have meanings set forth below:

(i) “Intellectual Property Rights” means all U.S. and foreign: (i) patents and patent applications, including continuations, divisionals, renewals, extensions, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (ii) trademarks, service marks, trade names, logos, service names, brand names and trade dress rights, whether registered or unregistered, and all registrations and applications to register any of the foregoing with any agency or authority; (iii) copyrights and mask work rights, whether registered or unregistered, and all applications, registrations and renewals thereof; (iv) Internet domain name registrations and applications therefor; (v) inventions, trade secrets and similar proprietary information, whether patentable or unpatentable and whether or not reduced to practice, including all confidential formulae, processes, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any media or other tangible embodiment thereof and all descriptions thereof; and (vi) any similar or equivalent rights to any of the foregoing (anywhere in the world).

(ii) “Registered Intellectual Property” means all the patent and patent applications set forth on Section 2.11(b)(ii) of the Seller Disclosure Schedule.

(b) Section 2.11(b) of the Seller Disclosure Schedule sets forth a true, accurate and complete list of all Registered Intellectual Property, including identifying information with respect to all federal, state and foreign registrations of such Registered Intellectual Property or applications for registration thereof that constitute Purchased IP. All assignments of Registered Intellectual Property to Seller have been properly executed and recorded. All registrations or filings of Registered Intellectual Property are valid and enforceable, and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of Seller. Seller has no knowledge of any information that would preclude Seller from having clear title to the Registered Intellectual Property or affecting the patentability or enforceability thereof.

(c) Except for the Scynexis Rights, the Purchased IP constitutes all Intellectual Property Rights of Seller necessary for the operation of the Business and the conduct of the Business as presently conducted would not infringe any Intellectual Property Rights retained by Seller as of the Closing. Seller owns, is licensed to use, or otherwise has the full legal right to use the Purchased IP free and clear of any Liens (other than Permitted Liens). Except for the licenses, sublicenses, grants, royalty, escrow, maintenance, support and other agreements disclosed in Section 2.11(c)(i) of the Seller Disclosure Schedule (the “Seller Out-Licenses”), there are no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to the Purchased IP, nor is Seller bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind with respect to the Purchased IP. Except for the licenses, sublicenses, grants, royalty, escrow, maintenance, support and other agreements disclosed in Section 2.11(c)(ii) of the Seller Disclosure Schedule (the “Seller In-Licenses”), Seller has no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to any Intellectual Property Rights owned by a third party and that are used or held for use in the Business; provided, however, that licenses for commercially available software licensed under “shrinkwrap” or “clickwrap” agreements for less than $25,000 per year (“OTC Software”) need not be listed in Section 2.11(c)(ii) of the Seller Disclosure Schedules (but remain “Seller In-Licenses” hereunder). Except under the Seller In-Licenses, Seller is not obligated to pay any royalties or other compensation (other than fees for OTC Software) to any third party in respect of its ownership, use or license of any Purchased IP. There has been no material breach or material violation by Seller, and, to the knowledge of Seller, there is no material breach or material violation by any other party to, any Seller In-License or Seller Out-License. Each such Seller In-License and Seller Out-License is in full force and effect. The consummation of the transactions contemplated herein will not alter, give rise to a restriction or an encumbrance with respect to, extinguish or result in the creation of any Lien with respect to, trigger any payment or change or alter the amounts owed to or from any third parties with respect to, or alter any material terms of, any Seller In-Licenses, Seller Out-Licenses, or the Purchased IP.

(d) To the knowledge of the Seller, neither the conduct of the Business by Seller nor the services or products of Seller offered in the operations of the Business infringe, or violate, any Intellectual Property Rights of any third party in any material respects. Except as set forth in Section 2.11(d) of the Seller Disclosure Schedule, Seller has no knowledge of any claim, and Seller has not received any written notice or other communication of any claim, from any Person asserting that the Business or any of the services or products of Seller related to the Business infringe or violate, any Intellectual Property Rights of another Person. Seller has no knowledge of any existing or threatened infringement, or competing claim by any third party regarding the right to use or the ownership or validity of any of the Purchased IP. Except as set forth in Section 2.11(d) of the Seller Disclosure Schedule, Seller has not agreed pursuant to any Acquired Agreement to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights.

(e) Seller has taken commercially reasonable measures to establish and preserve the confidentiality, secrecy and ownership of all Purchased IP. Without limiting the generality of the foregoing, except as set forth in Section 2.11(e) of the Seller Disclosure Schedule, all current and former Seller Employees and consultants and independent contractors of Seller who are or were involved in, or who have contributed to, the creation or development of any Purchased IP or have otherwise had access to confidential or proprietary information of the Business have explicitly created all Purchased IP created by them as works for hire or have created them in the scope of their employment with Seller and, with respect to current employees, have executed and delivered to Seller confidentiality and assignment of inventions agreements which are in full force and effect as of the date hereof. Seller has no knowledge of any violation of the confidentiality of any non-public confidential information or trade secrets of Seller in connection with the Business. Seller is not making unlawful use of any confidential information or trade secrets of any third party. To the knowledge of Seller, none of the Seller Employees or consultants, or independent contractors of Seller have any agreements or arrangements with any former employers relating to confidential information or trade secrets of such employers that would interfere with the Business. To the knowledge of Seller, none of the activities of the Seller Employees or consultants, or independent contractors of the Business violates any agreements or arrangements which such persons have with former employers or any other third person, including any non-competition, non-solicitation and/or confidentiality agreements. No current or former Seller Employee or consultant or independent contractor of Seller has any right, claim or interest in or with respect to any of the Purchased IP.

2.12 Contracts and Other Agreements.

(a) Section 2.12 of the Seller Disclosure Schedule (indicating in each case which of clauses (i) through (xiii) is applicable) sets forth a list of all material contracts, commitments and other agreements (whether written or oral) related to the Business to which Seller is a party or by which it is bound in connection with the Business (collectively, the “Contracts”), including, without limitation, the following:

(i) any current agreement relating to the Purchased IP (other than OTC Software), provided that (x) nondisclosure agreements need not be listed individually (i.e. can be disclosed as a category)(the form of which is attached to Section 2.12 of the Seller Disclosure Schedule, and (y) intellectual property assignment agreements need not be listed individually (i.e. can be disclosed as a category), provided, however, that with respect to intellectual property assignment agreements with current employees of the Business, such agreements are not required to be disclosed only if such agreements were executed substantially in the form attached to Section 2.12 of the Seller Disclosure Schedule;

(ii) any current agreement with customers or other purchasers of goods or services from Seller involving payments of $25,000 or more;

(iii) any current agreement in which Seller is the purchaser of goods or services involving payments of $25,000 or more;

(iv) any distributor, sales representative or similar agreement related to the Business;

(v) any agreement with any current or former officer, director, member or manager of Seller, or with any Affiliate of any of such Persons pursuant to which the Business has any continuing obligation;

(vi) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding Indebtedness, obligations or liabilities for borrowed money or any agreement of surety, guarantee or indemnification, in each case to the extent related to the Business;

(vii) any agreement (other than this Agreement) for the disposition of a material portion of the Purchased Assets, other than for the sale of inventory in the ordinary course of business;

(viii) any grant to any Person of any options, rights of first refusal, right of exclusive negotiation or preferential or similar rights to purchase any of the Purchased Assets;

(ix) any agreement that limits or restricts the Business from competing or engaging in any line of business, or in any geographic area or with any Person;

(x) any employment and consulting agreements, non-competition, confidentiality, non-solicitation and similar agreements, employee benefit, bonus, severance, pension, profit-sharing or participation, and similar plans and arrangements, in each case with respect to the Business with current employees or consultants;

(xi) any agreement related to the Business requiring the payment to any Person of a commission or fee; and

(xii) any lease, sublease or other agreement under which Seller is lessor or lessee of any real or personal property used by the Business.

(b) Seller has delivered to Buyer or its representatives true and complete copies of all written Contracts and accurate summaries of all oral Contracts (and all amendments or other modifications thereto). All Contracts are valid, in full force and effect and binding against Seller and, to the knowledge of Seller, the other parties thereto in accordance with their respective terms. Seller is current with all obligations under such Contracts, and has satisfied in full or provided for all of its Liabilities thereunder that are presently required to be satisfied or provided for. Except as set forth in Section 2.12(b) of the Seller Disclosure Schedule, none of Seller or, to Seller’s knowledge, any other party thereto, is in material default of any of its obligations under any such Contract.

2.13 Insurance. Section 2.13 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies or binders relating to the Business, together with the coverage amounts thereunder. Such policies and binders are in full force and effect and with reputable insurers, are adequate for the Business, and are in conformity with the requirements of all leases or agreements to which Seller is a party. Seller is not in default with respect to any provision contained in any such policy or binder nor has Seller failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as set forth in Section 2.13 of the Seller Disclosure Schedule, there are no outstanding unpaid claims under any such policy or binder. Seller has not received any (i) written notice of cancellation or non-renewal of any such policy or binder or (ii) proposal for renewal, the terms of which are materially worse from the perspective of Seller than the preexisting terms. Seller has no knowledge of any threatened termination or non-renewal of, or material premium increase with respect to, any such policy.

2.14 Employee Relations.

(a) Section 2.14(a) of the Seller Disclosure Schedule sets forth a list of all current employees, officers and consultants of Seller performing services related to the Business (collectively, the “Seller Employees”) (including name, title, date of hire and annual compensation). Except as set forth in Section 2.14(a) of the Seller Disclosure Schedule, no Seller Employee has given as of the date hereof express notice of an intention to leave Seller’s employ before or after the Closing. Upon termination of the employment or engagement of any employees or consultants of Seller, Buyer shall not be liable, by reason of the purchase of the Purchased Assets or anything done prior to the Closing Date, to any of such persons for severance or retention pay or any other payments except to the extent provided in Section 4.5(d). Except as set forth in Section 2.14(a) of the Seller Disclosure Schedule, as of the Closing Date, no more than ten percent (10%) of the Seller Employees engaged by the Business as of May 5, 2015 have resigned, been terminated for any reason or had their working hours materially reduced during the ninety (90) calendar day period immediately preceding the Closing Date.

(b) Except as set forth in Section 2.14(b) of the Seller Disclosure Schedule, Seller, with respect to the Seller Employees, (i) is in material compliance with all applicable Laws and Regulations, including without limitation Laws and Regulations with respect to immigration, employment, employment practices, terms and conditions of employment and wages and hours (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments, (iii) is not delinquent in payments for wages, salaries, commissions, bonuses or other direct compensation for any services performed by the Seller Employees or amounts required to be reimbursed to any such employees or consultants or any Taxes or any penalty for failure to comply with any of the foregoing, (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business and consistent with past practice), and (v) is not a party to any ongoing or threatened Litigation regarding the classification of Seller Employees.

(c) Except as set forth in Section 2.14(c) of the Seller Disclosure Schedule, no work stoppage or labor strike against Seller is pending or threatened with respect to the Business. With respect to the Seller Employees, Seller is not involved in or threatened with any labor dispute, grievance or litigation relating to labor, safety or discrimination matters, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result in material liability to Seller. Seller is not presently, and has not been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to the Seller Employees and no collective bargaining agreement is being negotiated by Seller with respect to the Seller Employees. No union organizing campaign or activity with respect to non-union employees of the Business is ongoing, pending or, to the knowledge of Seller, threatened.

2.15 Employee Plans.

(a) For purposes of this Agreement, (i) “Employee Plans” means all pension, savings, profit sharing, retirement, deferred compensation, employment, workers’ compensation, unemployment benefits, welfare, fringe benefit, insurance, sick leave, short and long term disability, medical, dental, death benefit, incentive, bonus, incentive compensation, vacation pay, paid time off, severance pay and similar plans, programs, agreements, or arrangements (whether written or oral) providing employee benefits or remuneration for current or former employees, officers, directors, managers, agents, consultants, independent contractors, contingent workers, or leased employees or their beneficiaries for which Seller has any Liability or contingent Liability, with respect to Designated Employees, including without limitation all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained by Seller or an ERISA Affiliate or to which Seller or an ERISA Affiliate is a party or required to contribute, except in each case for at-will employment contracts; and (ii) “ERISA Affiliate” means (A) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (B) any trade or business (whether or not incorporated) that is under common control with Seller within the meaning of Section 414(c) of the Code; (C) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (D) any other Person treated as aggregated with Seller under Section 414(o) of the Code

(b) Section 2.15(b) of the Seller Disclosure Schedule sets forth a complete list of all Employee Plans relating to the Business (“Business Employee Plans”). Seller has delivered to Buyer true and complete copies (or, in the case of any unwritten Business Employee Plans, written descriptions) of all Business Employee Plans (and all amendments thereto), along with, for each Business Employee Plan, to the extent applicable, (i) the most recent annual report (Form 5500 series); (ii) the most recent summary plan description and all summaries of material modifications thereto, distributed with respect to such Business Employee Plan; and (iii) the most recent determination letter or exemption determination issued by the IRS with respect to such Business Employee Plan.

(c) Neither Seller nor any ERISA Affiliate has ever maintained, contributed to or incurred any Liability under any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or a “multiple employer plan” as defined in Section 413(c) of the Code. Seller has not incurred any Liability under Sections 4062, 4063 or 4201 of ERISA.

(d) No Employee Plan is or has ever been subject to Title IV of ERISA.

(e) All claims for benefits under each Business Employee Plan which have been incurred by participants on or before the Closing Date are or will be fully covered by fully-funded or paid-up third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable Laws and Regulations or as otherwise set forth in this Agreement (“COBRA”), there are no obligations under any Business Employee Plan providing welfare benefits after termination of employment.

(f) Seller has no “leased employees” within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Seller as employees of Seller.

(g) With respect to all Business Employee Plans, (i) such Business Employee Plans have been maintained in all material respects in accordance with applicable Laws and Regulations, including without limitation the Code and ERISA, (ii) if intended to qualify for special Tax treatment, such Business Employee Plans meet in all material respects, all requirements of Laws and Regulations for such treatment, (iii) such Business Employee Plans which are not fully insured are fully funded based upon reasonable actuarial assumptions, (iv) all required contributions or premium payments due for such Business Employee Plans have been made and (v) no Liability exists or reasonably would be imposed upon the Purchased Assets by reason of such Business Employee Plans.

2.16 Environmental Matters.

(a) Seller is in material compliance with and has complied in all material respects with all applicable Environmental Laws with respect to the Business. Except as set forth in Section 2.16 of the Seller Disclosure Schedule, Seller has not (nor, to the knowledge of Seller, has any predecessor in interest) generated, used, handled, transported or stored any Hazardous Materials or shipped any Hazardous Materials for recycling, treatment, storage or disposal in connection with the Business at any site or facility, except in compliance with all applicable Environmental Laws. Except as set forth in Section 2.16 of the Seller Disclosure Schedule, there has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any applicable Environmental Laws at any site owned, used or operated by, or premises leased by, Seller (or, to the knowledge of Seller, by any predecessor in interest) in connection with the Business during the period of Seller’s (or, to the knowledge of Seller, any such predecessor in interest’s) ownership, operation or lease or, to the knowledge of Seller, prior thereto, nor has there been or is there threatened any Release of any Hazardous Materials into, on, at or from any such site or premises in interest in connection with the Business, including, without limitation, into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the knowledge of Seller, prior thereto in violation of any applicable Environmental Laws or which created or will create an obligation to report or respond in any way to such Release. Except as set forth in Section 2.16 of the Seller Disclosure Schedule there is no underground or aboveground storage tank or other container at any site currently or previously owned, used or operated by Seller.

(b) No site currently or formerly owned, used or operated by, or premises currently or formerly leased by, Seller (or, to the knowledge of Seller, any predecessor in interest) in connection with the Business, is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Materials. No such site or premises is listed or, to the knowledge of Seller, proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability

Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or any comparable state or local governmental lists. Seller has not received written notification of, and Seller has no knowledge of, any potential responsibility of Seller pursuant to the provisions of (i) CERCLA, or (ii) any similar federal, state, local or other Environmental Law in connection with the Business. No condition has existed or event has occurred that is reasonably likely, with or without notice, passage of time or both, to give rise to any present or future liability of Seller pursuant to any Environmental Laws with respect to any property or subsidiary that was formerly, but is not currently, owned or leased by Seller or any Person that is or was an Affiliate of Seller.

(c) Seller has obtained and maintained in full force and effect all Permits required by applicable Environmental Laws necessary to enable it to conduct the Business and is in material compliance with such Permits. To the knowledge of Seller, there is no environmental or health and safety matter that constitutes a Seller Material Adverse Effect. Seller previously has delivered to Buyer copies of any and all environmental audits or risk assessments, site assessments, documentation within its possession or control regarding environmental conditions at any property currently or formerly owned, leased or operated by Seller, off-site disposal or other Release of Hazardous Materials, spill control plans and all other material correspondence, documents or communications with any Governmental Entity regarding the foregoing.

2.17 Permits. Section 2.17 of the Seller Disclosure Schedule sets forth a true and complete list of all licenses, permits, franchises, consents, registrations, certifications, orders, approvals or authorizations of any Governmental Entity, including, but not limited to, those relating to laboratory operations, environmental matters, public and worker health and safety (collectively, “Permits”) that are necessary for the operation of the Business, and all of such Permits are in full force and effect. Seller is operating in compliance with all applicable Permits; any applications for renewal necessary to maintain any Permit in effect that were due to have been filed prior to the Closing Date have been filed; and no proceeding is pending or threatened to revoke, suspend, limit or adversely modify any Permit. Except as set forth in Section 2.17 of the Seller Disclosure Schedule, none of such Permits shall be suspended, terminated, impaired, adversely modified or become terminable, in whole or in part, as a result of any of the transactions contemplated by this Agreement, and each such Permit will continue in full force and effect immediately following the Closing.

2.18 Commercial Relationships. Section 2.18 of the Seller Disclosure Schedule sets forth the five (5) customers and ten (10) suppliers who accounted for the largest purchases from or by Seller with respect to the Business for the twelve months ended December 31, 2014. Except as set forth in Section 2.18 of the Seller Disclosure Schedule, since December 31, 2014, no such customer or supplier has terminated, cancelled, or otherwise materially and adversely modified its relationship with Seller or threatened in writing to do so. Seller does not know of any plan or intention of any such customer or supplier, nor has it received any threat or notice in writing from any such customer or supplier to terminate, cancel or otherwise materially and adversely modify its relationship with Seller. To the knowledge of Seller, all such customers and suppliers have operated in compliance with applicable Laws and Regulations of the jurisdictions in which they reside.

2.19 Relationships With Affiliates. Except as set forth in Section 2.19 of the Seller Disclosure Schedule, no Affiliate of Seller (i) owns any property or right, tangible or intangible, that is used in the Business or (ii) has any claim or cause of action against the Business or any of the Purchased Assets. Except as set forth in Section 2.19 of the Seller Disclosure Schedule, none of the directors, managers or officers of Seller, or, to the knowledge of Seller, any of their respective immediate family members, is (a) a partner, member or stockholder or has any other material economic interest in any customer or supplier of the Business, other than through passive investments as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company; (b) a party to any transaction or contract with the Business other than agreements with respect to the issuance of Seller’s common stock and employee benefits made generally available; or (c) indebted to the Business. Except as set forth in Section 2.19 of the Seller Disclosure Schedule, to the knowledge of Seller, Seller has not paid, or incurred any obligation to pay, any fees, commissions or other amounts to, and is not a party to any agreement, business arrangement or course of dealing with, any firm of or in which any directors, managers or officers of the Business, or any of their respective immediate family members, is a partner, member or stockholder or has any other material economic interest.

2.20 Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement. As used in the foregoing sentence, “insolvent” means that the sum of the Indebtedness and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) Seller will not have insufficient capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened Actions as of the Closing Date, final judgments against Seller in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other Liabilities of Seller. The cash available to Seller as of the Closing Date, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and judgments promptly in accordance with their terms.

2.21 Compliance. Except as set forth in Section 2.21 of the Seller Disclosure Schedule, with respect to the Business, Seller: (a) has no reporting obligations pursuant to any settlement or monitoring agreement entered into with any Governmental Entity, (b) has not been the subject of any investigation conducted by any federal or state enforcement agency, (c) has not been a defendant in any qui tam/False Claims Act or similar litigation, (d) has not been served with or received any search warrant, subpoena, civil investigative demand, contact letter, or telephone or personal contact by or from any federal or state enforcement agency, and (e) has not received any written complaints from employees, independent contractors, vendors, physicians, or any other Person that allege or would indicate that the Business has in the past violated, or is currently in violation of, any Laws and Regulations.

2.22 No Debarment. No person or entity that has been debarred from participation in FDA regulated activities is a Seller Employee or a contractor with respect to the Business, and no action to debar any such person or entity is threatened or pending.

2.23 FDA Matters.

(a) Seller has not tested, manufactured, distributed or sold any products or services relating to the Business prior to receiving any required or materially necessary approvals or consents from any federal or state Governmental Entity, including but not limited to the Food and Drug Administration (“FDA”) under the Food, Drug & Cosmetics Act of 1976, as amended, and the regulations promulgated thereunder, or any corollary entity in any other jurisdiction. Seller has obtained, in all countries where it is marketing the products and services of the Business, all applicable material Permits required by any Governmental Entity to sell, promote and market such products and services. Seller has not received any notice of, nor is Seller aware of, any actions, citations, decisions, product recalls, medical device reports, information requests, warning letters or Section 305 notices from the FDA or similar issues regulated by the FDA or any corollary entity in any other jurisdiction relating to the Business.

(b) Seller has complied in all material respects with all applicable Laws and Regulations with respect to the manufacture, design, sale, labeling, storing, testing, distribution, inspection, promotion and marketing of all of its products and services relating to the Business and the operation of manufacturing facilities promulgated by the FDA or any corollary entity in any other jurisdiction. To Seller’s knowledge, there have been no adverse events with respect to any patients in connection with any clinical trials in which Seller has participated or been involved relating to the Business.

(c) All submissions made by Seller relating to the Business to the FDA and any corollary entity in any other jurisdiction, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and remain true, accurate and complete in all material respects and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

2.24 Warranties. Except as set forth in Section 2.24 of the Seller Disclosure Schedule, no product or service offered or provided by Seller relating to the Business is subject to any guaranty, warranty, right of rework, right of credit or other indemnity other than the standard terms and conditions of sale specified in customer purchase orders. The aggregate expenses incurred by Seller in fulfilling its obligations under any guaranty, warranty, right of rework and indemnity provisions relating to the Business since January 1, 2014 have not been greater than 1% of revenues of the Business. There are no manufacturing or design defects with respect to any products offered or provided by Seller relating to the Business except for non-conforming products in the ordinary course of business and consistent with warranty reserves. There have not been any material accidents or adverse events caused or allegedly caused by any defects in the manufacture, design or workmanship of any product offered or provided by Seller relating to the Business, and Seller has no liability for any such defect. There has never been any (a) product liability or similar claim against Seller with respect to the Business or relating to any product or service offered or provided by the Business or (b) safety alert, investigation, recall or similar notice or action relating to any alleged defect in, or lack of safety or efficacy of, any product or service offered or provided by Seller relating to the Business.

2.25 Powers of Attorney. Other than those powers of attorney set forth in Section 2.25 of the Seller Disclosure Schedule, Seller has not granted powers of attorney to any Person with respect to the Business.

2.26 Broker’s Fee. Except as set forth in Section 2.26 of the Seller Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Seller, or any action taken by or on behalf of Seller.

2.27 Full Disclosure. No representation or warranty by Seller contained in this Agreement (as modified by the Seller Disclosure Schedule) or any other certificate executed and delivered by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article 3 are true and correct as of the Closing Date.

3.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is qualified or otherwise authorized to transact business as a foreign corporation in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on Buyer.

3.2 Authority to Execute and Perform Agreements. Buyer has the corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and constitute valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 Noncontravention. Neither the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) violate or constitute a breach of any provision of the Organizational Documents of Buyer, (b) require on the part of Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Buyer is a party or by which it is bound or to which any of its assets is subject or (d) violate any Order or Law or Regulation in effect as of the Closing Date applicable to Buyer or any of its properties or assets.

3.4 Broker’s Fee. No broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Buyer or any action taken by or on behalf of Buyer.

3.5 Sufficiency of Funds. Buyer has sufficient cash on hand to enable it to pay the Consideration, assume and discharge the reasonably foreseeable Assumed Liabilities and consummate the transactions contemplated by this Agreement.

3.6 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that could impair or impede the ability of the Buyer to consummate the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS AND AGREEMENTS

4.1 Further Assurances.

(a) On and after the Closing Date, each of the Parties shall execute such documents, further instruments of sale, transfer, conveyance, assignment and confirmation and other papers and take such further actions as may be reasonably required to: (x) transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets; and (y) carry out and give effect to the assumption of Assumed Liabilities by Buyer. Each Party shall use its commercially reasonable efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, lessee, licensee, licensor, supplier, customer or employee of Seller or any other Person with whom Seller has a relationship from maintaining the same relationship with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller will refer all customer inquiries relating to the Business to Buyer from and after the Closing.

(b) The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return, including without limitation any audit or Tax working papers. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 4.1(c). In addition, Buyer and Seller, with respect to the documents referred to in this Section 4.1(c), agree to maintain such records for a period of six (6) years from due date (including extensions) for the federal income Tax Returns of Seller and Buyer for the year that includes the Closing Date and each such Party agrees to afford the other reasonable access to such records during normal business hours.

4.2 Assignment of Contracts. To the extent that any lease, license, contract, agreement, sales or purchase order of Seller included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each, an “Interest”), is not capable of being sold, assigned, transferred or conveyed without causing a violation of applicable Laws and Regulations or without the authorization, approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other Person, including a Governmental Entity (or if such Interest would be breached in the event of a sale, assignment, transfer or conveyance without such approval, consent or waiver), then (a) this Agreement shall not, in the event such issuer or other Person shall object to such assignment, constitute an assignment or conveyance thereof absent such approval, consent or waiver and (b) Seller shall use its commercially reasonable efforts to obtain all such necessary approvals, consents or waivers necessary to convey to Buyer each such Interest. To the extent any of the approvals, consents or waivers referred to in this Section 4.2 have not been obtained as of the Closing, Seller shall, for a period of time commencing on the Closing Date and ending on the earlier of twelve (12) months following the Closing or the expiration of the remaining term of such Interest, exercise its commercially reasonable efforts to cooperate with Buyer, at its request, in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Buyer.

4.3 Collection of Accounts Receivable. Following the Closing, Buyer shall have the right and authority to collect all Accounts Receivable and other items included in the Purchased Assets and to endorse with the name of Seller any checks received on account of such Accounts Receivable or other Purchased Assets. Seller agrees that it will, within five (5) Business Days of receipt, transfer, assign and deliver to Buyer all cash and other property which it may receive with respect to any such Accounts Receivable from and after the Closing Date, and pending any such delivery to Buyer of any such property, Seller shall hold any such property in trust for the benefit of Buyer. Buyer shall, after the Closing Date, use commercially reasonable efforts to collect such Accounts Receivable. Any amounts received from the account debtor of such Accounts Receivable shall be applied as Buyer may determine, except for amounts which the debtor has directed to be applied to a particular Account Receivable.

4.4 Filing of Returns and Payment of Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to any Purchased Assets for a taxable period which includes (but does not end on) the Closing Date, whether or not imposed or assessed before or after the Closing Date, shall be apportioned between Seller and Buyer based on the number of days of such taxable period through the Closing Date (the “Pre-Closing Property Tax Period”) and the number of days of such taxable period after the Closing Date (the “Post-Closing Property Tax Period”). Seller shall be liable under this Section 4.4 for the proportionate amount of such Taxes that is attributable to the Pre-Closing Property Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Property Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 4.4 together with such supporting evidence as is reasonably necessary to calculate the amount of such reimbursement. Thereafter, upon receipt of any bill for such Taxes, Buyer or Seller, as applicable, shall notify the other Party of the receipt of such bill and shall present a statement to the other Party setting forth the amount of reimbursement to which it shall be entitled under this Section 4.4 upon payment of such bill, together with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Payment of any such reimbursement amount shall be made by the Party owing it to the Party to which it is owed within ten (10) days after delivery of such statement. In the event that Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section 4.4, the other Party shall make such reimbursement promptly, but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled, along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

4.5 Employment of Seller Employees and Benefit Plan Matters.

(a) Prior to the date hereof: (i) Buyer has provided Seller with a list of those Seller Employees providing services with respect to the Business and to whom Buyer has extended or intends to extend offers of employment, all of which are listed on Schedule 4.5(a) (the “Designated Employees”); and (ii) Buyer has extended an offer of employment to each Designated Employee which includes a base salary payable to such Designated Employee that is at least as favorable as the base salary payable to such Designated Employee by Seller on the date hereof. Seller agrees to cooperate with Buyer and use commercially reasonable efforts to cause the Designated Employees to accept employment with Buyer. Seller hereby consents to the hiring of such Designated Employees by Buyer and waives any claims or rights Seller may have against Buyer or any such Designated Employees under any non-competition, confidentiality or employment agreement arising out of or relating to the employment by Buyer of such Designated Employees.

(b) On the Closing Date, Seller shall terminate the employment of all Designated Employees who accept an offer of employment from Buyer (each, a “Continuing Employee”) and provide such employees with written notice of termination. Seller shall provide Buyer with reasonable prior notice of the nature and contents of any such written termination notice. On the Closing Date, Buyer shall employ all of the Designated Employees that have accepted Buyer’s offer of employment. Seller hereby covenants to comply with any notice obligations under any applicable state unemployment insurance Laws and Regulations with respect to employees whose employment is being terminated by Seller on the Closing Date.

(c) After the Closing Date, Seller shall remain responsible for (i) any and all wages, salaries and other cash compensation (including, without limitation, accrued vacation leave, sick leave, bonuses, commissions and other incentive-based cash compensation) payable to Seller Employees and any former employees, officers and consultants of Seller (“Former Seller Employees”) for periods on and prior to the Closing, (ii) any severance, retention bonus or change in control payment payable to any Seller Employees or Former Seller Employees that become due or owed as a result of the consummation of the transactions contemplated by this Agreement, (iii) providing COBRA continuation coverage for any Employee Plan that is a group health plan with respect to any qualifying event that occurs on or before the Closing Date, and (iv) except as provided in clause (i) of Section 4.5(d) with respect to certain cash compensation, any and all Liabilities relating to or arising in connection with the Employee Plans.

(d) After the Closing Date, Buyer shall become responsible for any and all wages, salaries and other cash compensation payable to each Continuing Employee for periods (i) prior to the Closing, only to the extent reflected on the Closing Date Balance Sheet and the Net Working Capital Amount, and (ii) following the Closing Date on such terms and conditions as Buyer and each Continuing Employee may agree. Except as specifically set forth in Section 4.5(b) and this Section 4.5(d), Buyer shall have (x) no obligation to offer employment to, or to employ, any Seller Employee, (y) no Liability in respect of any Seller Employee or Former Seller Employee for salary, compensation, severance, health, welfare, retirement or other benefits arising out of employment or engagement with Seller, and (z) the right to terminate any Continuing Employee for any lawful reason after the Closing Date. Seller shall have no liability for any acts of Buyer after the Closing Date related to the Continuing Employees’ employment with Buyer. Subject to applicable Laws and Regulations and the terms and conditions of the applicable benefit plans, the Continuing Employees who were participating immediately prior to the Closing Date in the Employee Plans for which Buyer has a corresponding benefit plan shall (i) be eligible to participate in Buyer’s employee benefit plans (“Buyer’s Employee Plans”) on such terms as determined by Buyer and each Continuing Employee and (ii) receive service credit under Buyer’s Employee Plans for eligibility and vesting purposes (but not for purposes of benefit accruals or employer contributions) for prior service with Seller (to the extent recognized by the Seller Employee Plans). Nothing in this Section 4.5 or elsewhere in this Agreement shall limit the right of Buyer to amend or terminate any employee benefit plan at any time. Buyer and Seller agree that Seller Employees are not third-party beneficiaries of this Agreement.

(e) Seller and Buyer shall adopt the “alternative procedure” for preparing and filing IRS Forms W-2, as described in Revenue Procedure 2004-53. Under this procedure, Buyer, as the successor employer, shall provide all required Forms W-2 to all Continuing Employees reflecting wages paid and Taxes withheld by Seller as the predecessor and Buyer as the successor employer for the entire year during which the Closing Date shall take place. Seller shall provide all required Forms W-2 to all employees who are not Continuing Employees reflecting all wages and Taxes paid and withheld by Seller before and after the Closing Date. Seller and Buyer shall adopt the “alternate procedure” of Revenue Procedure 2004-53 for purposes of filing IRS Forms W-4 and W-5. Under this procedure, Seller shall provide to Buyer all IRS Forms W-4 and W-5 on file with respect to each Continuing Employee, and Buyer will honor these forms until such time, if any, that such Continuing Employee submits a revised form.

4.6 Use of Purchased IP. As promptly as practicable following the Closing, Seller shall remove any Purchased IP from letterheads and other materials remaining in its possession or under its control, and Seller shall not use, put into use, or purport to authorize any other Person to use after the Closing, any materials that bear any trademark, service mark, trade dress, logo, trade name or company name contained in the Purchased IP or any trademark, service mark, trade dress, logo, trade name or company name similar or related thereto.

4.7 Public Announcements; Confidentiality of the Transaction Documents.

(a) The Parties agree that following the Closing, Buyer and Seller shall be permitted to issue a press release in substantially the form attached hereto as Exhibit E (the “Press Release”). Other than the Press Release, the Parties shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and the other Transaction Documents and shall not issue any other such press release or make any such public statement prior to such consultation and written approval by Seller and Buyer, except as may be required by applicable law (including exchange rules and regulations).

(b) Each Party covenants and agrees not to at any time disclose or publish the Transaction Documents, and any other agreements, documents or instruments executed and delivered in connection with, or the substance of any discussions or communications among the Parties regarding, the transactions contemplated thereby or any of the terms thereof, except (a) as set forth herein or in the License Agreement, (b) to the extent such information becomes generally known to the public through no fault of disclosing party, (c) to the extent the disclosing party determines in good faith that disclosure is required by law or the order of any Governmental Entity of competent jurisdiction under color of law (including exchange rules and regulation), or (d) to the extent the disclosing party reasonably believes in good faith that such disclosure is required in connection with the defense of a lawsuit, including a lawsuit with the other parties to any Transaction Document; provided, that prior to disclosing any information pursuant to clause (c) or (d) above, the disclosing party shall give prior written notice thereof to the other party and provide the other party with the opportunity to contest or limit such disclosure.

4.8 Fees and Expenses. Buyer and Seller shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, counsel, accountants and other advisors.

4.9 Specified Patent. The parties acknowledge that Seller has been engaged in discussions with GlaxoSmithKline plc (“GSK”) to enter into a service agreement for work surrounding the Specified Patent. Buyer is hereby authorized to continue such discussions on its own behalf with GSK, but neither Seller nor Buyer makes any representation or warranty with respect to the likelihood of being able to reach a satisfactory agreement with GSK or any other representation or warranty with respect to the Specified Patent or the underlying technology or intellectual property. If on or prior to December 31, 2015, Buyer is able to enter into a legally binding agreement with GSK that involves research funding surrounding the Specified Patent and related intellectual property (the “Specified Patent Assignment Conditions”), then Seller will: (x) transfer all of Seller’s right, title and interest to the Specified Patent and related intellectual property, if any, to Buyer for no additional consideration; and (y) provide to Buyer Seller’s cyclosporine compounds for a one-time screen on the GSK target, for no additional consideration; provided that, if the Specified Patent Assignment Conditions are satisfied pursuant to this Section 4.9, Buyer shall reimburse Seller for all filing and patent prosecution costs reasonably incurred in good faith by Seller and payable to third parties with respect to the Specified Patent after the Closing Date through the assignment to Buyer of the Specified Patent. If Buyer fails to enter into such an agreement, Buyer shall have no rights to acquire, license or use the Specified Patent or use the cyclosporine compound.

ARTICLE 5

CONDITIONS PRECEDENT TO THE OBLIGATION

OF BUYER TO CLOSE

At the Closing Seller shall deliver to Buyer the following documents:

5.1 Consents. (a) The consent of all third parties with respect to the assignment of the Acquired Agreements set forth in Schedule 5.1(a) and (b) the consent of all Governmental Entities with respect to the consummation of the transactions contemplated herein.

5.2 Secretary’s Certificate. A certificate of Seller’s Secretary, dated as of the Closing Date, certifying as to (a) the resolutions of its board of directors and stockholders, if applicable, authorizing and approving the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (b) the incumbency of the officers of Seller executing the documents executed and delivered in connection herewith.

5.3 Escrow Agreement. The Escrow Agreement, duly executed by Seller.

5.4 Instruments of Transfer. The instruments of transfer in conformity with Section 1.7 above, duly executed by Seller.

5.5 Transition Services Agreement. A Transition Services Agreement in substantially the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by Seller.

5.6 Commitment to Services Agreement. A Commitment to Services Agreement in substantially the form attached hereto as Exhibit G (the “Commitment to Services Agreement”), duly executed by Seller.

5.7 Facility Lease. (a) Evidence satisfactory to Buyer that the Fourth Amendment to Lease in respect of the Facility Lease in the form of Exhibit H attached hereto, has been duly executed by Durham Research Tri-Center, LLC (the “Real Property Owner”), (b) an Assignment

and Assumption of Lease in the form attached hereto as Exhibit I (the “Assignment and Assumption of Lease”), duly executed by Seller and the Real Property Owner and (c) receipt of a customary estoppel certificate from the Real Property Owner in the form agreed to by the parties before the date hereof.

5.8 License Agreement. A License Agreement, in the form attached hereto as Exhibit J (the “License Agreement”), duly executed by Seller.

5.9 FIRPTA Certificate. Seller shall have delivered to Buyer a certification of non-foreign status for Seller dated as of the Closing Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2) duly executed by Seller, and (ii) all clearance certificates or similar documents which are available from any Governmental Authority in order to relieve Buyer of (A) any obligation to withhold any portion of the Purchase Price or (B) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate.

ARTICLE 6

CONDITIONS PRECEDENT TO

THE OBLIGATION OF SELLER TO CLOSE

At the Closing Buyer shall deliver to Seller:

6.1 Instruments of Transfer. The instruments of transfer to which Buyer is a party in conformity with Section 1.7 above, duly executed by Buyer.

6.2 Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer.

6.3 Commitment to Services Agreement. The Commitment to Services Agreement, duly executed by Buyer.

6.4 Escrow Agreement. The Escrow Agreement, duly executed by Buyer and the Escrow Agent.

6.5 Assignment and Assumption of Lease. The Assignment and Assumption of Lease, duly executed by Buyer and the Real Property Owner.

6.6 License Agreement. A License Agreement, duly executed by Buyer.

6.7 Secretary’s Certificate. A certificate of Buyer’s Secretary, dated as of the Closing Date, certifying as to (a) the resolutions of its board of directors authorizing and approving the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (b) the incumbency of the officers of Buyer executing the documents executed and delivered in connection herewith.

ARTICLE 7

INDEMNIFICATION

7.1 Survival. Notwithstanding any right of either Party to fully investigate the affairs of the other Party and notwithstanding any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, each Party has the right to rely fully upon the representations, warranties, covenants and agreements of the other Party in this Agreement, any of the other Transaction Documents, the Seller Disclosure Schedule or in any certificate, financial statement, instrument or other document delivered by the other Party pursuant hereto, and such Party’s right to indemnification under this Article 7 shall not be altered by such investigation or knowledge. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, subject to the limitations set forth in Section 7.6.

7.2 Obligation of Seller to Indemnify. After the Closing Date, subject to the other terms of this Article 7, Seller shall indemnify, defend and hold harmless Buyer (and its directors, officers, stockholders, employees, agents, Affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (“Losses”) resulting from, based upon or relating to:

(a) any misrepresentation or breach of any representation or warranty of Seller contained in this Agreement (as modified by the Seller Disclosure Schedule), and all certificates executed by Seller and delivered to Buyer pursuant to this Agreement (without regard, solely for the purpose of determining the amount of Losses resulting from, based upon or relating to any such misrepresentation or breach, to any qualification or exception contained in such representation or warranty relating to materiality or Seller Material Adverse Effect or words of similar import or effect);

(b) any failure to perform any covenant or agreement of Seller contained in this Agreement;

(c) any Excluded Asset or Retained Liability; and

(d) any indemnification obligations of Seller pursuant to the Facility License Agreement with respect to amounts payable to the Real Property Owner; and

(e) common law fraud by or on behalf of Seller in connection with the transactions contemplated by this Agreement.

7.3 Satisfaction of Indemnification Claims. Subject to Section 7.6, any claim by Buyer for Losses under Section 7.2 shall be payable by Seller (i) first, to be deducted from the Escrow Funds; and (ii) any remaining amounts payable in respect of such claim shall be paid in cash, by wire transfer, check or other method acceptable to Buyer.

7.4 Obligation of Buyer to Indemnify. After the Closing Date, subject to the other terms of this Article 7, Buyer shall indemnify, defend and hold harmless Seller (and its directors, officers, stockholders, employees, agents, Affiliates and assigns) from and against all Losses resulting from, based upon or relating to:

(a) any misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement, and all certificates executed by Buyer and delivered to Seller pursuant to this Agreement;

(b) any failure to perform any covenant or agreement of Buyer contained in this Agreement; and

(c) any Assumed Liability.

7.5 Satisfaction of Indemnification Claims. Subject to Section 7.6, any claim by Seller for Losses under Section 7.4 shall be payable by Buyer in cash, by wire transfer, check or other method acceptable to Seller.

7.6 Limitation on Indemnification. The obligations of the Parties to indemnify one another under this Article 7 shall be subject to the following limitations:

(a) Time Limitations on Claims. No indemnification shall be payable pursuant to Section 7.2(a) or Section 7.4(a) unless the applicable Indemnitee provides the applicable Indemnitor (as such terms are defined below) with a written claim for Losses with respect thereto on or prior to the twelve (12) month anniversary of the Closing Date, except that indemnification for claims based on any inaccuracy or breach of the representations made in Sections 2.1 (Organization), 2.2 (Authority), 2.6 (Compliance with Laws), 2.7 (Tax Matters), 2.8 (Litigation), 2.9(b) and (c) (Properties; Title to Assets), 2.11 (Intellectual Property), 2.16 (Environmental Matters), 2.19 (Relationships with Affiliates), 2.25 (Broker’s Fee), 3.1 (Organization), 3.2(Authority to Execute and Perform Agreements) and 3.4 (Broker’s Fee) (such claims referred to above being collectively referred to as the “Specified Claims”), shall be payable until the expiration of the applicable statutes of limitation, including any extensions thereof.

(b) Threshold on Losses. No Losses shall be paid pursuant to Section 7.2(a) or 7.4(a) unless and until the aggregate claims for Losses exceed $50,000 (the “Threshold”), after which the applicable Indemnitee shall be entitled to all such Losses commencing from the first dollar of all such Losses. Notwithstanding the foregoing, the Threshold shall not apply to Specified Claims.

(c) Ceiling on Claims for Losses. Except for any Losses incurred as a result of a Specified Claim, the maximum aggregate liability of the applicable Indemnitor for indemnification under Section 7.2(a) or Section 7.4(a) shall not exceed: (x) with respect to Buyer as Indemnitor, an amount equal to the Escrow Funds, and (y) with respect to Seller as Indemnitor, funds available in the Escrow Fund. For Losses incurred as a result of any Specified Claim or for indemnification pursuant to Section 7.2(b) or Section 7.4(b), the maximum aggregate liability of the applicable Indemnitor under Section 7.2(a), Section 7.2(b) or Section 7.4(b), as applicable, shall not exceed an amount equal to the Consideration actually received by

Seller, as adjusted pursuant to the terms of this Agreement. For the avoidance of doubt, in the event a claim by an applicable Indemnitor could be brought under either Sections 7.2(a) or 7.2(c), on the one hand, or Sections 7.4(a) or 7.4(c), on the other hand, Buyer or Seller, as the case may be and at its sole discretion, may elect to bring such claim under either subpart (a) or (c), or under both such subsections.

(d) Punitive Damages; Net of Insurance Recovery. Notwithstanding anything to the contrary contained herein, Losses shall not include punitive, special, exemplary or unforeseeable damages. The amount of any Losses subject to indemnification under Section 7.2 or 7.4 shall be calculated net of any insurance proceeds applicable to such Losses and actually recovered by Buyer or Seller, as applicable, under applicable insurance policies.

7.7 Assertion of Claims.

(a) Notice of Claim. After becoming aware of any Losses for which either Buyer or Seller may seek indemnification hereunder (such Party, an “Indemnitee”), such Indemnitee shall give written notice thereof to either Buyer or Seller, as applicable (an “Indemnitor”), demanding payment, subject to Section 7.6, of an indemnification claim arising under Section 7.2 or Section 7.4 (a “Demand”), and, if the Seller is the Indemnitor and the Escrow Agreement has not terminated, copying the Escrow Agent. Such Demand shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to such claim (to the extent then known) and the basis of Indemnitee’s request for indemnification under this Agreement. Subject to Section 7.7(a), no delay on the part of the Indemnitee in notifying the Indemnitor under this Section 7.7 shall relieve the Indemnitor from any obligation hereunder, except to the extent that the Indemnitor shall have been materially adversely affected by such delay.

(b) Response to a Demand. The Indemnitor may reply to a Demand made under Section 7.7(a) hereof by written notice given to the Indemnitee and, if the Seller is the Indemnitor and the Escrow Agreement has not terminated, the Escrow Agent, which notice shall state (i) whether Indemnitor agrees or disagrees that the claim asserted is a valid claim under this Agreement and agrees or disagrees with respect to the amount of the Losses in such Demand and (ii) if Indemnitor disagrees with either the validity of such claim or the amount of such Losses, the basis for such disagreement.

(i) If the Indemnitor does not give the Indemnitee and, if the Seller is the Indemnitor and the Escrow Agreement has not terminated, the Escrow Agent a notice disputing such Demand within forty five (45) days after receipt of the Demand (the “Indemnity Notice Period”) or Indemnitor gives notice that such Demand is uncontested, then: (x) if Seller is the Indemnitor and the Escrow Agreement has not terminated, the Escrow Agent shall release from the Escrow Funds and deliver to Buyer the amount of the Losses stated in the Demand (to the extent that such losses do not exceed the Escrow Funds); (y) if Buyer is the Indemnitor, Buyer shall pay Seller the amount of Losses stated in the Demand. If (1) Seller is the Indemnitor and the Escrow Agreement has not terminated, and the notice from the Seller admits that a portion of the Demand is a valid claim under Section 7.2 and the remaining portion of the Demand is disputed, the Escrow Agent shall disburse to Buyer only such amounts from the Escrow Funds as are allocable to mutually agreed Losses (to the extent that such agreed Losses do not exceed the Escrow Funds), and the disputed portion of such Demand shall be resolved in accordance with Section 7.7(c); and (2) If Buyer is the Indemnitor, and the notice from Buyer admits that a portion of the Demand is a valid claim under Section 7.3 and the remaining portion of the Demand is disputed, Buyer shall pay to Seller only such amounts as are allocable to mutually agreed Losses (subject to the limitations negotiated in Section 7.6), and the disputed portion of such Demand shall be resolved in accordance with Section 7.7(c).

(ii) If either (A) Seller is the Indemnitor and either (1) the Escrow Agreement has not terminated and the Losses payable pursuant to Section 7.7(b)(i) above exceed the Escrow Funds, or (2) the Escrow Agreement has terminated (subject to the limitations on indemnification sect forth in Section 7.6) or (B) Buyer is the Indemnitor, and the Indemnitor does not give the Indemnitee a notice disputing such Demand and specifying the nature and amount of such dispute within the Indemnity Notice Period or the Indemnitor gives notice that such Demand or a portion thereof is uncontested; then, in the case of (A) or (B) above, the Indemnitor shall deliver payment to the Indemnitee in cash an amount equal to the value of the Losses (and in the case of clause (A) above, less any amounts received by Buyer from the Escrow Funds with respect to such Losses) stated in the Demand within fifteen (15) days of the earlier of expiration of such Indemnity Notice Period or notice that the Demand is uncontested. If the notice from the Indemnitor admits that a portion of the Demand is a valid claim under Section 7.2 and the remaining portion of the Demand is disputed, the Indemnitor shall pay to the Indemnitee in cash an amount equal to the value of the Losses as are allocable to mutually agreed upon Losses (and in the case of clause (A) above, less any amounts received by Buyer from the Escrow Funds with respect to such Losses) within fifteen (15) days of delivery of such notice from the Indemnitor, and the disputed portion of such Demand shall be resolved in accordance with Section 7.7(c).

(c) Disputed Claims. If the notice given by the Indemnitor as provided in Section 7.7(b) hereof disputes all or part of the claim or claims asserted in the Demand by the Indemnitee or the amount of Losses thereof, within the Indemnity Notice Period (a “Disputed Claim”), then, to the extent of the disputed portion of the Demand, the Demand shall be treated as a Disputed Claim and, if the Seller is the Indemnitor and the Escrow Agreement has not terminated, the amount of such claim shall be held by the Escrow Agent. The Parties hereto shall make a reasonable good faith effort to resolve their differences for a period of thirty (30) days following the Indemnity Notice Period asserting a Disputed Claim. If the Seller is the Indemnitor, the Escrow Agent shall not disburse any Escrow Funds as to a Disputed Claim until the final determination of Seller liability to Buyer.

(d) Third Party Claims. After receipt of any assertion of Losses by any third party (“Third Party Claims”) that might give rise to any Losses for which indemnification may be sought pursuant to Section 7.2 or 7.4, the Indemnitee shall promptly give written notice of such Third Party Claim (a “Notice of Third Party Claim”) to the Indemnitor and, if the Seller is the Indemnitor and the Escrow Agreement has not terminated, copying the Escrow Agent, which Notice shall state the (i) nature, basis and facts giving rise to such Third Party Claim, (ii) the specific representation(s), warranty(ies) or covenant(s) with respect to which such Third Party Claim is made, (iii) the amount of Losses or the estimated amount thereof to the extent known and feasible, and (iv) the amount of liability asserted against the Indemnitor by reason of the Third Party Claim. Such Notice of Third Party Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim. Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnitor (and the Escrow Agent, if applicable) will not relieve the Indemnitor from any liability which it may have to the Indemnitee under this Agreement or otherwise except to the extent that the Indemnitor shall have been materially adversely affected by such failure.

(e) Defense of Third Party Claims. The Indemnitor may elect to defend any Third Party Claim (an “Election to Defend”) with counsel of its own choosing, reasonably acceptable to the Indemnitee, so long as (i) within ten (10) days after receipt of notice of the Third Party Claim, the Indemnitor notifies the Indemnitee in writing that the Indemnitor will, subject to the limitations of this Article 7, indemnify the Indemnitee from and against any Losses that the Indemnitee may incur relating to or arising out of the Third Party Claim, (ii) the Indemnitor provides the Indemnitee with evidence that the Indemnitor has the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnitee has determined in good faith that there would be no conflict of interest with respect to the Election to Defend, (iv) the Third Party Claim does not involve, and is not likely to involve, any claim by any Governmental Entity, (v) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or involve a criminal matter, (vi) the amount of the Third Party Claim does not exceed the amount of the Consideration, (vii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee or the Indemnitor or injure the Indemnitee’s reputation, customer or supplier relations or future business prospects, (viii) the Indemnitor conducts the defense of the Third Party Claim actively and diligently, and (ix) the Indemnitor keeps the Indemnitee apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permits the Indemnitee to participate, at its own expense, through counsel of the Indemnitee’s choice, in the defense of the Third Party Claim. No Third Party Claim may be settled without the consent of the Indemnitee, which shall not be unreasonably withheld or delayed. An Election to Defend constitutes an admission that such claim is within the scope of the Indemnitor’s indemnification obligations hereunder. If the Indemnitor chooses not to defend any Third Party Claim by failure to deliver on a timely basis the Election to Defend or by failure to meet the conditions specified above, the Indemnitee may defend against such Third Party Claim, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate, and solely if the Indemnitee proves its right for indemnification pursuant to Section 7 also obtain indemnification pursuant to this Article 7 for Losses resulting from such Third Party Claim. In addition, if the Indemnitor has assumed defense of the Third Party Claim and if a potential or actual conflict of interest shall exist or if different defenses shall be available between the Indemnitor and the Indemnitee, then the Indemnitee shall be entitled to retain separate legal counsel and submit the fees and expenses of such counsel as part of a Demand pursuant to Section 7.2. Notwithstanding the foregoing, the Indemnitee will at all times have the right to fully participate in such defense at its own expense directly or through counsel. Each Party shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim.

7.8 Tax Treatment. The Parties agree to treat all payments made by or deemed to be made by a Party under this Article 7 as adjustments to the Consideration hereunder unless otherwise required by applicable law.

7.9 Related Persons. Notwithstanding anything that may be expressed or implied in this Agreement, Seller acknowledges and agrees that (a) no recourse hereunder or under any document or instrument delivered in connection herewith may be had against any director, officer, agent, partner, management company or employee of any stockholder of Buyer or any entity or individual affiliated therewith (whether such affiliate is a partner, member, stockholder or otherwise), or any direct or indirect director, officer, employee, partner, affiliate, member, controlling person or representative of any of the foregoing (any such Person, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law; and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Related Person under this Agreement or any document or instrument delivered in connection herewith, or for any claim based on, in respect of or by reason of such obligations, and all such claims against the Related Persons are hereby waived and released.

7.10 Exclusivity. Except as provided in Section 10.11 and except for claims for fraud or fraudulent concealment, the indemnities set forth in this Article 7 shall be the exclusive remedies of the Parties for any misrepresentation, breach of warranty or nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof. Nothing in this Section 7.10 shall operate to interfere with or impede the operation of the provisions of Section 1.6.

ARTICLE 8

NON-COMPETITION AND NON-SOLICITATION COVENANTS

8.1 Non-Competition and Non-Solicitation. As further consideration for the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement:

(a) For a period ending on the third (3rd) anniversary of the Closing Date (the “Restriction Period”), Seller shall not directly or indirectly engage in any business competitive to the Business; and

(b) Seller agrees during the Restriction Period, not to, directly or indirectly:

(i) employ or hire any person who is a Designated Employee, unless the employment of such Designated Employee is terminated by Buyer or any of its Affiliates; or

(ii) call upon, solicit or communicate with any person who is a Designated Employee for the purpose or with the intent of enticing such Designated Employee away from Buyer or any of its Affiliates.

8.2 Confidentiality. Seller recognizes that the Purchased Assets include Confidential Information regarding the Business, that in connection with the transactions contemplated by this

Agreement certain other Confidential Information of Buyer may be disclosed to Seller, and that the use or disclosure of the Confidential Information by Seller or third parties would cause Buyer substantial losses and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Seller covenants and agrees with Buyer not to at any time, directly or indirectly, use, disclose or publish, or permit other Persons (including Affiliates of Seller), to directly or indirectly use, disclose or publish, any Confidential Information, except as set forth herein or in the License Agreement or unless (a) such information becomes generally known to the public through no fault of Seller, (b) the disclosing party is advised by counsel that disclosure is required by law or the order of any Governmental Entity of competent jurisdiction under color of law, or (c) the disclosing party reasonably believes (based on advice of counsel) that such disclosure is required in connection with the defense of a lawsuit; provided, that prior to disclosing any information pursuant to clause (b) or (c) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest or limit such disclosure and shall cooperate with efforts to prevent such disclosure at Buyer’s expense. Seller shall not divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage the Business or Buyer and its Affiliates or their respective business reputations.

8.3 Reasonable Restraint. The Parties agree that the foregoing covenants in this Article 8 impose a reasonable restraint on each of the Parties in light of the activities and business of the Parties on the date of the execution of this Agreement and the current plans of the Parties.

8.4 Severability; Reformation. The covenants in this Article 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

8.5 Independent Covenant. All of the covenants in this Article 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a Party against the other Party, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by either Party of such covenants. The Parties expressly acknowledge that the terms and conditions of this Article 8 are independent of the terms and conditions of any other agreements entered into in connection with this Agreement. It is specifically agreed that the periods set forth in this Article 8 during which the agreements and covenants made in this Article 8 shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Article 8. The covenants contained in this Article 8 shall not be affected by any breach of any other provision hereof by any Party hereto.

8.6 Materiality. Each of the Parties hereto hereby agrees that the covenants set forth in this Article 8 are a material and substantial part of the transactions contemplated by this Agreement and are supported by adequate consideration.

8.7 Successors and Assigns. Seller agrees and covenants that it shall require and cause any successor, whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise, of all or substantially all of the assets and/or business of Seller, to assume by written agreement, and perform all of the obligations of this Article 8 to the same extent as Seller would be required to perform such obligations if no such succession had taken place.

ARTICLE 9

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 1.1(a).

“Acquired Agreements” has the meaning set forth in Section 1.1(g).

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person: (a) any other Person which beneficially owns or holds 30% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 30% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, manager, officer or employee of such Person.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Allocation Principles” has the meaning set forth in Section 1.10.

“Allocation Schedule” has the meaning set forth in Section 1.10.

“Assumed Liabilities” has the meaning set forth in Section 1.3(a).

“Assumption Agreement” has the meaning set forth in Section 1.7.

“Bill of Sale” has the meaning set forth in Section 1.7.

“Business” means contract research and development services in the fields of animal health and pharmaceuticals as conducted by Seller immediately prior to the Closing, but for the avoidance of doubt excluding the bio-tech business of Seller.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of Boston, Massachusetts.

“Business Employee Plans” has the meaning set forth in Section 2.15(b).

“Buyer” has the meaning set forth in the recitals to this Agreement.

“Buyer’s Employee Plans” has the meaning set forth in Section 4.5(d).

“CERCLA” has the meaning set forth in Section 2.16(b).

“Closing” has the meaning set forth in Section 1.9.

“Closing Date” has the meaning set forth in Section 1.9.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.6(b).

“COBRA” has the meaning set forth in Section 2.15(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Closing Adjustment” has the meaning set forth in Section 1.6(a).

“Closing Statement” has the meaning set forth in Section 1.6(b).

“Commitment to Services Agreement” has the meaning set forth in Section 5.6.

“Confidential Information” shall mean, except as Seller may be required to disclose in filings with the Securities and Exchange Commission, all non-public information regarding the Purchased Assets.

“Consideration” has the meaning set forth in Section 1.4(b).

“Continuing Employee” has the meaning set forth in Section 4.5(b).

“Contracts” has the meaning set forth in Section 2.12(a).

“Demand” has the meaning set forth in Section 7.7.

“Designated Employees” has the meaning set forth in Section 4.5(a).

“Disputed Claim” has the meaning set forth in Section 7.7(c).

“Election to Defend” has the meaning set forth in Section 7.7(e).

“Employee Plans” has the meaning set forth in Section 2.15(a).

“Employees’ Records” has the meaning set forth in Section 1.1(k).

“Environmental Laws” means any foreign, federal, state or local laws (including common law), regulations, codes, rules, orders, ordinances, Permits, requirements and final governmental determinations pertaining to the environment, pollution, radiation or protection of human health, safety or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. § 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. § 301 et seq. (insofar as it regulates employee exposure to Hazardous Materials), and any state or local statute of similar effect; and including without limitation any laws relating to protection of safety, health or the environment which regulate the use of radiological and biological agents or substances including medical or infectious wastes as any such laws have been amended.

“ERISA” has the meaning set forth in Section 2.15(a).

“ERISA Affiliate” has the meaning set forth in Section 2.15(a).

“Escrow Agent” has the meaning set forth in Section 1.5(a).

“Escrow Agreement” has the meaning set forth in Section 1.5(a).

“Escrow Funds” has the meaning set forth in Section 1.5(a).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.6(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.6(a).

“Estimated Net Working Capital Amount” has the meaning set forth in Section 1.6(a).

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Patents” means all of the patents and patent applications listed on Exhibit K.

“Facility” has the meaning set forth in Section 1.8.

“Facility Lease” means that certain Industrial Building Lease between Real Property Owner and Seller dated as of July 1, 2007, as amended by that certain First Amendment to Lease by and between Real Property and Seller dated as of June 24, 2008, as amended by that certain Second Amendment to Lease by and between Real Property Owner and Seller dated as of October 6, 2009, as amended by that certain Third Amendment to Lease by and between Real Property Owner and Seller dated as of December 10, 2013.

“Facility License Agreement” means that certain Facility License Agreement dated as of the date hereof by and between Buyer and Seller in the form attached hereto and incorporated herein as Exhibit L, and consented to by the Real Property Owner.

“FDA” has the meaning set forth in Section 2.23.

“Former Seller Employees” has the meaning set forth in Section 4.5(c).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time, consistently applied.

“Governmental Entity” means any federal, state, regional, provincial, county, city, municipal, whether foreign or domestic, court, or other tribunal, or governmental, regulatory, legislative or administrative body.

“Hazardous Materials” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “contaminants,” “toxic chemicals,” “toxins,” “hazardous chemicals,” “extremely hazardous substances,” “pesticides,” “oil” or related materials as defined in any applicable Environmental Law, or (b) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated bi-phenals, urea formaldehyde foam insulation, radiation, radon, and any other substance defined or designated or otherwise regulated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such Lien, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, or otherwise to assure a creditor against loss.

“Indemnitee” has the meaning set forth in Section 7.7(a).

“Indemnitor” has the meaning set forth in Section 7.7(a).

“Indemnity Notice Period” has the meaning set forth in Section 7.7(b)(i).

“Intellectual Property Rights” has the meaning set forth in Section 2.11(a)(i).

“Interest” has the meaning set forth in Section 4.2.

“IP Assignment” has the meaning set forth in Section 1.7.

“IRS” shall mean the United States Internal Revenue Service.

“Laws and Regulations” means all laws, statutes, ordinances, rules, regulations, policies, and Orders of any Governmental Entity.

“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, including, without limitation, those arising under any Laws and Regulations, Action or Order, Liabilities for Taxes and those Liabilities arising under any Acquired Agreement.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any civil, criminal or administrative action, cause of action, suit, arbitration, claim, complaint, investigation, inquiry, demand, demand letter, notices of violation or proceeding, whether at law or at equity, before or by any Governmental Entity.

“Losses” has the meaning set forth in Section 7.2.

“Net Working Capital Amount” means (i) the sum of (A) Accounts Receivable (excluding any Accounts Receivable to the extent not collected by Buyer within 90 days following the Closing Date), (B) inventory (net of any reserves) and (C) other current assets (excluding cash and cash equivalents and any prepaid insurance premiums in respect of Seller’s insurance policies), each as reflected on the Closing Date Balance Sheet, minus (ii) the sum of (A) accounts payable and (B) other current liabilities (excluding Retained Liabilities), each solely to the extent constituting Assumed Liabilities and as reflected on the Closing Date Balance Sheet.

“Notice of Third Party Claim” has the meaning set forth in Section 7.7(d).

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity.

“Organizational Documents” has the meaning set forth in Section 2.1.

“OTC Software” has the meaning set forth in Section 2.11(c).

“Parties” has the meaning set forth in the recitals to this Agreement.

“Permits” has the meaning set forth in Section 2.17.

“Permitted Liens” means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums not yet due and payable, (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of Business and do not materially detract from the value of the property upon which such encumbrance exists, (d) liens for Taxes not yet due and payable, (e) liens, assessments and governmental charges not yet due and payable and (f) liens arising pursuant to the Acquired Agreements and with respect to each of clauses (a) through (f), none of which would materially impair the Purchased Assets or Buyer’s operation of the Business.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 1.6(c).

“Post-Closing Property Tax Period” has the meaning set forth in Section 4.4.

“Pre-Closing Property Tax Period” has the meaning set forth in Section 4.4.

“Press Release” has the meaning set forth in Section 4.7.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased IP” means: (i) the patents listed on Section 2.11(a)(i) of the Seller Disclosure Schedule; (ii) all know-how and trade secrets owned by Seller as of the Closing and used or held for use in the Business; (iii) all other Intellectual Property Rights owned by Seller either relating to the Business or which the operation of the Business as presently conducted would infringe or violate without a valid license or right under such Intellectual Property Rights, including but not limited to the Registered Intellectual Property, but excluding the Excluded Patents and excluding the Scynexis Rights and (iv) the Specified Patent if and when the Specified Patent Assignment Conditions are satisfied pursuant to Section 4.9.

“Registered Intellectual Property” has the meaning set forth in Section 2.11(a)(iii).

“Related Person” has the meaning set forth in Section 7.9.

“Release” has the meaning specified in CERCLA.

“Restriction Period” has the meaning set forth in Section 8.1(a).

“Retained Liabilities” has the meaning set forth in Section 1.3(b).

“Scynexis Rights” means the right to use the name Scynexis, the domain names associated with such name, including the registration for www.scynexis.com, and any and all rights, trademarks, service marks or similar Intellectual Property Rights relating to the name “Scynexis”.

“Securities Act” means the Securities Act of 1933, as amended.

“Selected Accountants” has the meaning set forth in Section 1.6(b).

“Seller” has the meaning set forth in the recitals to this Agreement.

“Seller Disclosure Schedule” has the meaning set forth in the recitals to Article 2.

“Seller Employees” has the meaning set forth in Section 2.14(a).

“Seller In-Licenses” has the meaning set forth in Section 2.11(c).

“Seller Material Adverse Effect” means any circumstance, change in, or effect on the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on the Business, is or would reasonably be expected to be materially adverse to the operations, assets or liabilities, results of operations or the financial condition of the Business, except for any such changes resulting from (and such changes shall not be considered in the determination as to whether a Seller Material Adverse Effect has occurred): (a) the announcement or pendency of the transactions contemplated by this Agreement, including loss of customers; (b) changes in the industries in which the Seller operates to the extent the Business is not disproportionately affected thereby relative to other businesses that operate in the same industry as the Business; (c) changes in general economic conditions to the extent that the Business is not disproportionately affected thereby relative to other businesses that operate in the same industry as the Business; (d) any adverse effect arising from changes in Laws or applicable accounting regulations or principles or interpretations thereof; (e) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or any natural disaster, in each case after the date hereof; (f) actions or omissions expressly required to be taken by Seller pursuant to this Agreement or taken at the direction of Buyer.

“Seller Out-Licenses” has the meaning set forth in Section 2.11(c).

“Specified Claims” has the meaning set forth in Section 7.6(a).

“Specified Patent” means the patent application filed by Seller on June 30, 2015 as a US provisional, the subject matter of which is of novel compounds Seller has discovered in collaboration with Dr. Watashi (Tokyo) that prevent HBV infection into cells. The scope of such Specified Patent will be narrow due to the small number of compounds tested to date.

“Specified Patent Assignment Conditions” has the meaning set forth in Section 4.9.

“Target Working Capital Amount” has the meaning set forth in Section 1.6(a).

“Target Working Capital Maximum” has the meaning set forth in Section 1.6(c).

“Target Working Capital Minimum” has the meaning set forth in Section 1.6(c).

“Tax” or “Taxes” has the meaning set forth in Section 2.7(a).

“Tax Return” has the meaning set forth in Section 2.7(a).

“Third Party Claims” has the meaning set forth in Section 7.7(d).

“Threshold” has the meaning set forth in Section 7.6(b).

“Transaction Documents” has the meaning set forth in Section 2.2.

“Transfer Taxes” has the meaning set forth in Section 1.11.

“Transition Services Agreement” has the meaning set forth in Section 5.5.

ARTICLE 10

MISCELLANEOUS

10.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail or facsimile transmission, sent by nationally recognized overnight courier services or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by electronic mail or facsimile transmission, received the next day if sent by an overnight courier service or, if mailed, two (2) days after the date of deposit in the United States mail, as follows:

If to Buyer to:	Accuratus Lab Services, Inc. 1285 Corporate Center Drive, Suite 110 Eagan, MN 55121 Attn: Chief Financial Officer Telephone: (877) 287-8378 Facsimile: (651) 379-5549 Email: alan.roth@ATS-Labs.com

With copies to:	Ampersand Capital Partners 55 William Street, Suite 240 Wellesley, MA 02481 Attn: J. David Jacobs, General Counsel Telephone: (781) 239-0700 Facsimile: (781) 239-0824 Email: jdj@ampersandcapital.com

and	Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 Attn: James T. Barrett Telephone: (617) 570-1530 Facsimile: (617) 523-1231 Email: JBarrett@goodwinprocter.com

If to Seller:	Scynexis, Inc. 3501 C Tricenter Boulevard Durham, NC 27713 Attn: Marco Taglietti Telephone: (919) 544-8600 Facsimile: (919) 544-8697 Email: Marco.Taglietti@scynexis.com

With a copy to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attn: Matthew Hemington Telephone: (650) 843 5062 Facsimile: (650) 849-7400 Email: HEMINGTONMB@cooley.com

Either Party may by notice given in accordance with this Section 10.1 to the other Party designate another address or person for receipt of notices hereunder.

10.2 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the other Transaction Documents contain the entire agreement between the Parties with respect to the purchase of the Purchased Assets and related transactions, and supersede all prior agreements, written or oral, with respect thereto, including without limitation the Letter of Intent between Buyer and Seller dated May 5, 2015. Except for the representations and warranties of Seller set forth in this Agreement (as modified by the Seller Disclosure Schedule) and the other Transaction Documents, Buyer hereby agrees and acknowledges that Seller is not making any other representation or warranty, express or implied.

10.3 Amendment; Waiver. This Agreement may only be amended by a written instrument signed by Buyer and Seller. Either Party may waive the obligations of the other Party hereunder or any conditions to its own obligations, in each case only to the extent such obligations and conditions are intended for the waiving Party’s benefit.

10.4 Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware, and shall be deemed a Delaware agreement executed under seal.

10.5 Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other Party hereto except to the extent required by Section 8.7. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.6 Article, Section Headings, Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Unless otherwise specified, all references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Counterparts may be exchanged by facsimile or other electronic transmission if mutually agreed by the Parties.

10.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

10.9 Submission to Jurisdiction; Waiver. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined in the state or federal courts within the State of Delaware, and each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.10 Waiver Of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Enforcement. The Parties recognize and agree that if for any reason any of the provisions of this Agreement, including without limitation Article 8 hereof, are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to other remedies the other Parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.12 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as an instrument under seal, as of the date first written above.

BUYER:

ACCURATUS LAB SERVICES, INC.

(Seal)	By:	/s/ Patrick Walsh
Name: Patrick Walsh
Title: President and Chief Executive Officer

SELLER:

SCYNEXIS, INC.

(Seal)	By:	/s/ Marco Taglietti, M.D.
Name: Marco Taglietti, M.D.
Title: Chief Executive Officer